Exhibit 99.1
Item 6. Selected Financial Data
     The following tables set forth selected financial data for us for the years ended December 31, 2004, 2003, 2002, 2001, and 2000 that has been derived from our audited financial statements and the notes thereto. This data should be read in conjunction with Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements and notes thereto, appearing elsewhere in this Annual Report on Form 10-K.
SELECTED FINANCIAL DATA
(in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002(1)	2001(2)	2000
Statement of Operations Data:(3)
Total revenues	$1,154,043	$1,079,106	$1,119,159	$1,048,921	$458,936
Net income (loss) from continuing operations(4)	(95,863)	(178,914)	(53,942)	(50,537)	48,178
Net income (loss) from continuing operations applicable to common stockholders(4)	(130,993)	(205,822)	(80,234)	(75,137)	23,496

Diluted earnings per share:
Net income (loss) from continuing operations applicable to common stockholders	$(2.22)	$(3.51)	$(1.48)	$(1.43)	$0.42

Other Data:
Cash distributions declared per common share(5)	$—	$—	$0.60	$1.70	$2.20
Funds From Operations (6)	(30,608)	(207,462)	(60,018)	105,492	221,771
EBITDA(6)	184,950	(532)	150,024	353,435	406,591
Cash flows provided by operating activities	33,281	52,914	106,037	144,766	294,268

Balance Sheet Data (at end of period):
Total assets	$3,317,658	$3,590,893	$3,780,363	$4,079,485	$4,103,603
Total debt, net of discount	1,767,122	2,037,355	1,877,134	1,938,408	1,838,241

(1)	Continuing operations includes hotel revenue and expenses with respect to 56 hotels that were leased to IHG prior to July 1, 2001. Prior to acquisition of these leases, our revenues with respect to these 56 hotels were comprised mainly of percentage lease revenues. Accordingly, revenues, expenses and operating results for the year ended December 31, 2002, are not directly comparable to the same period in 2001.

(2)	Continuing operations includes hotel revenues and expenses with respect to 83 hotels that were leased to either DJONT or subsidiaries of IHG prior to January 1, 2001, and 56 hotels that were leased to IHG prior to July 1, 2001. Prior to the acquisition of the leases, our revenues were comprised mainly of percentage lease revenues. Accordingly, revenues, expenses and operating results for the year ended December 31, 2001, are not directly comparable to the same periods in 2000 or 2002.

(3)	All years have been adjusted to reflect as discontinued operations those hotels disposed of prior to, or considered held for sale at June 30, 2005.

(4)	Included in net income (loss) from continuing operations are the following amounts (in thousands):

	Years Ended December 31,
	2004	2003	2002	2001	2000
Impairment loss	$(17,489)	$(104,608)	$(10,420)	$(3,438)	$(38,670)
Minority interest share of impairment loss	—	1,770	—	—	—
Loss on early extinguishment of debt	(44,216)	—	—	—	—
Charge-off of deferred debt costs	(6,960)	(2,834)	(3,222)	(1,270)	(3,865)
Abandoned projects	—	—	(1,663)	(837)	—
Lease acquisition costs	—	—	—	(36,604)	—
Merger termination costs	—	—	—	(19,919)	—
Merger related financing costs	—	—	—	(5,486)	—
Gain (loss) on swap termination	1,005	—	—	(7,049)	—
Gain on sale of assets	1,167	284	5,861	2,935	3,244

(5)	Although we had declared a quarterly common dividend on our common stock from our inception through 2002, as a result of the uncertain geopolitical environment and soft business climate, together with the decline in margins resulting from continued declines in our portfolio’s average daily rate, our board of directors suspended the payment of dividends on our common stock in 2003. We have, however, continued to pay the full accrued dividends on our outstanding preferred stock throughout 2004 and 2003.

(6)	A more detailed description and computation of FFO and EBITDA is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7.

Consistent with SEC guidance, FFO has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2004	2003	2002	2001	2000
Impairment loss	$(38,289)	$(245,509)	$(157,505)	$(7,000)	$(63,000)
Minority interest share of impairment loss	—	1,770	—	—	—
Charge-off of deferred debt costs	(6,960)	(2,834)	(3,222)	(1,270)	(3,865)
Gain (loss) on early extinguishment of debt	(44,216)	1,611	—	—	—
Lease termination costs from asset disposition	(4,900)	—	—	—	—
Abandoned projects	—	—	(1,663)	(837)	—
Lease acquisition costs	—	—	—	(36,604)	—
Merger termination costs	—	—	—	(19,919)	—
Merger related financing costs	—	—	—	(5,486)	—
Gain (loss) on swap termination	1,005	—	—	(7,049)	—
Consistent with SEC guidance, EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Years Ended December 31,
	2004	2003	2002	2001	2000
Impairment loss	$(38,289)	$(245,509)	$(157,505)	$(7,000)	$(63,000)
Minority interest share of impairment loss	—	1,770	—	—	—
Charge-off of deferred debt costs	(6,960)	(2,834)	(3,222)	(1,270)	(3,865)
Gain (loss) on early extinguishment of debt	(44,216)	1,611	—	—	—
Gain (loss) on swap termination	1,005	—	—	(7,049)	—
Lease termination costs	(4,900)	—	—	—	—
Abandoned projects	—	—	(1,663)	(837)	—
Gain on sale of depreciable assets	19,422	2,660	5,861	—	2,595

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
     We completed 2004 with a 5.0% increase in our hotel revenue per available room, or RevPAR, compared to 2003, in contrast to the unprecedented consecutive three year decline in RevPAR that we had experienced prior to 2004. The fundamentals of the lodging industry appear to be in the early stages of a recovery, as evidenced by the national trend of increasing RevPAR and increasing average daily room rates, or ADR, which are beginning to represent a major portion of the increases in RevPAR.
     During 2004, we reduced our debt outstanding and our weighted average cost of debt through the following capital transactions and use of cash on hand:
•	We completed the early retirement of $775 million in senior notes:
o	$600 million of senior notes maturing in 2008 that bore interest at 10%; and

o	$175 million of senior notes maturing in October 2004;
•	We issued $290 million of floating rate senior notes;

•	We issued $234 million in mortgage debt; and

•	We issued $160 million of convertible preferred stock.
     Of the non-strategic hotels previously identified for sale, we sold 17 during 2004 for gross proceeds of $157 million and terminated the lease on one hotel at a cost of $5 million. At December 31, 2004, we had one hotel designated as “held for sale,” which subsequently was sold in January 2005, for $1 million. During the first and second quarters of 2005, of the remaining 17 hotels previously identified for sale, we sold three hotels for gross proceeds of $12 million, and two hotels were placed under firm sale contracts with non-refundable deposits and designated as held for sale. One of these hotels held for sale was sold in July 2005 for gross proceeds of $3 million. We currently expect the other hotel sale to close in the third quarter of 2005, generating gross proceeds of approximately $38 million. This will leave us with 13 hotels that have previously been identified for sale, substantially all of which are expected to be sold over the next 18 months with anticipated gross proceeds of approximately $107 million. In the second quarter of 2005, we surrendered five of eight limited service hotels, owned by a consolidated joint venture, to their non-recourse mortgage holder. Two of the three remaining hotels were surrendered to their non-recourse mortgage holder in July 2005, and the remaining hotel is expected to be transferred in the third quarter of 2005.
Financial Comparison (in thousands, except RevPAR, operating margin and percentage change)

	Years Ended December 31,
			% Change		% Change
	2004	2003	2004-2003	2002	2003-2002
RevPAR	$65.99	$62.83	5.0%	$65.54	(4.1)%
Hotel operating profit(1)	226,963	210,944	7.6%	261,153	(19.2)%
Hotel operating margin(1)	19.7%	19.6%	(0.5)%	23.4%	(16.2)%
Net loss from continuing operations(2)	(95,863)	(178,914)	46.4%	(53,942)	(231.7)%
Funds From Operations (“FFO”)(1) (3)	(30,608)	(207,462)	85.2%	(60,018)	(245.7)%
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)(1) (4)	184,950	(532)	34,865.0%	150,024	(100.4)%

(1)	Included in the Financial Comparison are non-GAAP financial measures, including hotel operating profit, hotel operating margin, FFO and EBITDA. Further discussion and a detailed reconciliation of these non-GAAP financial measures to our financial statements are found elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(2)	Included in net loss from continuing operations are the following amounts (in thousands):

	Years Ended December 31,
	2004	2003	2002
Impairment loss	$(17,489)	$(104,608)	$(10,420)
Minority interest share of impairment loss	—	1,770	—
Loss on early extinguishment of debt	(44,216)	—	—
Charge-off of deferred debt costs	(6,960)	(2,834)	(3,222)
Abandoned projects	—	—	(1,663)
Gain on swap termination	1,005	—	—
Gain on sale of assets	1,167	284	5,861

(3)	Consistent with SEC guidance on non-GAAP financial measures, FFO has not been adjusted for the following amounts included in net loss (in thousands, except per share amounts).

	2004		2003		2002
		Per Share		Per Share		Per Share
	Dollars	Amount	Dollars	Amount	Dollars	Amount
Impairment loss	$(38,289)	$(0.62)	$(245,509)	$(3.97)	$(157,505)	$(2.55)
Minority interest share of impairment loss	—	—	1,770	0.03	—	—
Charge-off of deferred debt costs	(6,960)	(0.11)	(2,834)	(0.05)	(3,222)	(0.05)
Gain (loss) on early extinguishment of debt	(44,216)	(0.71)	1,611	0.03	—	—
Abandoned projects	—	—	—	—	(1,663)	(0.03)
Lease acquisition costs	(4,900)	(0.8)	—	—	—	—
Gain on swap termination	1,005	0.02	—	—	—	—

	Years Ended December 31,
	2004	2003	2002
Impairment loss	$(38,289)	$(245,509)	$(157,505)
Minority interest share of impairment loss	—	1,770	—
Charge off of deferred debt costs	(6,960)	(2,834)	(3,222)
Gain (loss) on early extinguishment of debt	(44,216)	1,611	—
Gain on swap termination	1,005	—	—
Lease termination costs	(4,900)	—	—
Abandoned projects	—	—	(1,663)
Gain on sale of assets	20,589	2,660	6,061

(4)	Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net loss (in thousands).
RevPAR and Hotel Operating Margin
     In 2004, we had our first year-over-year increase in RevPAR since 2000. For the year, our RevPAR increased 5.0% from $62.83 to $65.99. The increase in RevPAR was comprised of a 3.2% increase in occupancy to 65.8% and a 1.8% increase in average daily room rate, or ADR. We attribute the increase in RevPAR largely to the beginning of a nationwide lodging industry recovery. In 2004, a significant portion of the improvement came from an increase in occupancy; however, over the last six months of 2004, a more significant portion of the increase in RevPAR was derived from the increase in ADR. We expect this trend of increasing RevPAR to continue in 2005 and further believe that improvements in ADR will continue to become an increasing portion of the growth in RevPAR. This is significant to the lodging industry, because increases in room rate generally result in increases in hotel operating margins. We have seen a gradual firming of the hotel operating margins at our hotels, which improved from 19.6% in 2003 to 19.7% in 2004, and we expect to see further improvements in 2005 as ADR continues to become a larger percentage of the RevPAR improvement. Our current hotel operating margins remain well below 2000 levels and present one of our major challenges and opportunities. We are focused on working with our brand managers to control the expense creep that generally occurs during the early years of a lodging industry recovery, to improve our hotel operating margins.

Sale of Non-Strategic Hotels
     In 2003, we completed a comprehensive review of our investment strategy and of our existing hotel portfolio, as a result of which we decided to sell certain under-performing smaller hotels in secondary and tertiary markets, markets with high supply growth, and markets in which we had an undesirable concentration, such as Dallas. We continue to review and evaluate our hotel portfolio on an ongoing basis and may identify additional non-strategic hotels for sale based upon changing market conditions and other factors.
     During 2004, we sold 17 of the non-strategic hotels previously identified for sale, terminated the lease on one hotel, had one hotel under a firm contract of sale with a non-refundable deposit (which was classified as “held for sale” and included in our discontinued operations) leaving 18 non-strategic hotels remaining to be sold at year end, substantially all of which are expected to be sold over the next 18 months. The 17 hotels sold in 2004 had 4,335 rooms and were sold for aggregate gross proceeds of $157 million. We expect the aggregate gross sale proceeds from the 18 remaining non-strategic hotels previously identified for sale to be approximately $155 million. The composition, by brand, of the 18 hotels identified as held for sale at December 31, 2004, is as follows: Holiday Inn-branded (11 hotels); Embassy Suites (three hotels); Doubletree-branded (two hotels); Hampton Inn (one hotel); and Independent (one hotel).
     The following table summarizes information on hotels sold during 2004 and 2003 (in thousands):

	Investment	Accumulated	Impairment	Net Investment	Net Sale	Gain (loss)
Year of Sale	in Hotel	Depreciation	Charge	in Hotel	Proceeds	on Sale
2004	$356,148	$66,448	$157,800	$131,900	$151,322	$19,422
2003	$212,336	$36,255	$83,492	$92,589	$94,965	$2,376
     During the first two quarters of 2005, of the 18 hotels previously identified for sale, we sold four hotels for gross proceeds of $13 million, and two hotels were placed under firm sale contracts with non-refundable deposits and designated as held for sale. One of these hotels was sold in July 2005 for gross proceeds of $3 million. We currently expect the other hotel sale to close in the third quarter of 2005, generating gross proceeds of approximately $38 million. This will leave us with 13 hotels that have previously been identified for sale, substantially all of which are expected to be sold over the next 18 months with anticipated gross proceeds of approximately $107 million. In the second quarter of 2005, we surrendered five of eight limited service hotels, owned by a consolidated joint venture, to their non-recourse mortgage holder. Two of the three remaining hotels were surrendered to their non-recourse mortgage holder in July 2005, and the remaining hotel is expected to be transferred in the third quarter of 2005.
     Under the management agreement entered into with IHG in July 2001, we were obligated to reinvest the net proceeds from the sale of any IHG managed hotel in other IHG managed hotels or pay substantial liquidated damages to IHG. This potential exposure to liquidated damages made it impractical to sell certain hotels and use the proceeds to pay down debt. In September 2003, we completed an amendment to the IHG management agreement covering 78 of our hotels, pursuant to which we extended the term of the management contracts on 27 hotels from 2013 to 2018 and, in exchange, we received from IHG a liquidated damage credit of $25 million to apply to the satisfaction of liquidated damages otherwise payable to IHG upon the sale of certain IHG managed hotels where the proceeds of sale were applied to the reduction of our debt rather than to reinvestment in IHG managed hotels. At the end of December 2004, we had utilized all of the $25 million liquidated damages credit available to us. Following the full utilization of this credit, we were again required to reinvest the proceeds from the further sale of IHG managed hotels in other hotels to be managed by IHG or pay substantial liquidated damages to IHG.
     At March 1, 2005, we had a reinvestment requirement of $17 million. If we do not fulfill this reinvestment obligation within 12 months of the date of sale, we will be required to pay liquidated damages to IHG aggregating $5.3 million. Thirteen of the 18 remaining hotels identified for sale at year end are managed by IHG and subject to the reinvestment obligation in the event that they are sold. We will incur additional aggregate reinvestment obligations of approximately $76 million if these hotels are sold at currently estimated prices or, if the proceeds of sale are not so reinvested, we will incur approximately $19 million in additional liquidated damages for which we would be liable to IHG.

Refined Investment Strategy
     We plan to focus our future acquisition efforts on higher quality hotels in markets with significant barriers to entry, such as central business districts and resort locations. Hotel brand and market segment will be secondary concerns when we are considering investment opportunities. We anticipate that this focus will lead to an increase in the number of our upper upscale properties, group and resort destination properties, and greater diversification of our portfolio by geographic location, brand, and customer base. In keeping with this strategy, in March 2004, we purchased the 132-room Santa Monica Holiday Inn. This hotel has a premier location across from the Santa Monica Pier and the Santa Monica beaches and will continue to be operated as a full service upscale hotel.

Results of Operations
Comparison of the Years Ended December 31, 2004 and 2003
     For the year ended December 31, 2004, we recorded a loss applicable to common shareholders of $135 million, compared to a loss in 2003 of $337 million. During 2004 our hotel revenue from continuing operations increased by $73 million, reflecting the 5.0% increase in RevPAR for the year. This RevPAR improvement came on the heels of an unprecedented three year decline in our RevPAR, which has resulted in hotel revenues remaining well below historical levels. Also contributing to the current year loss were; $50 million of net costs associated with the early retirement of $775 million in senior notes; $38 million of impairment charges on our hotels; a $5 million charge associated with the early termination of a hotel lease; $2 million of hurricane losses sustained in the third quarter at 13 of our hotels; and a gain of $12 million from the development and sale of the 251-unit Margate condominium tower at the Kingston Plantation in Myrtle Beach, South Carolina.
     Our revenues from continuing operations for 2004 were $1.2 billion, which reflected a 7% increase, over 2003. The increase in revenues principally resulted from the 5.0% increase in hotel RevPAR. Our hotel portfolio occupancy increased by 3.2% over the prior year and its ADR increased by 1.8%. We attribute the increase in RevPAR to the general firming of the US economy resulting in increased business travel, from which we derive a significant portion of out hotel business. Business travelers generally pay a higher room rate than other types of hotel guests and, as business travel increases, we are able to accept smaller amounts of lower room rate business.
     Also contributing to the increase in revenues for 2004 was the acquisition in March 2004 of the Holiday Inn in Santa Monica, California. This hotel contributed $13 million of our consolidated revenues in 2004.
     The hotel operating margin of our hotels included in continuing operations at December 31, 2004, was 19.7% compared to 19.6% in 2003. The slight increase in hotel operating margins is attributed primarily to decreases in property tax and insurance expenses, which were largely offset by increased labor related costs. Property tax expense decreased in 2004, compared to 2003, largely from reductions in assessed values and resolution of prior years’ property tax appeals. The reduction in insurance expense, compared to prior year, reflects the softening in the property insurance markets and reductions in general liability losses.
     Our interest expense included in continuing operations decreased by 10%, to $148 million, as compared to 2003. The reduction in interest expense is related to a $270 million reduction in outstanding debt and a reduction in our weighted average interest rate by 23 basis points, compared to 2003. The change in debt outstanding and the reduction in average interest rate resulted from the capital transactions described above under the caption “General.”
     The impairment charge of $38 million recorded in 2004 related to 17 hotels, with $17 million being included in continuing operations and $21 million being recorded in discontinued operations. Seven of the hotels had significantly lower operating cash flows, compared to the prior year and budget, and their estimated holding periods were reduced. With respect to one hotel, we entered into an option to sell it for less than its book value and for six hotels, whose expected holding periods had been shortened, we recorded an impairment loss to reduce their carrying value to our then current estimate of fair value. In 2003, we had recorded impairment charges of $246 million, $105 million of which was recorded in continuing operations, $141 million of which was recorded in discontinued operations.
     During 2004 we completed the early retirement of $775 million of senior notes. Associated with this early retirement we recorded a charge-off of deferred financing costs of $7 million, a loss on early retirement of debt (representing the premium paid at retirement) of $44 million and we had a gain of $1 million related to the termination of an interest rate swap on a portion of these notes.

     Equity in income from unconsolidated entities increased $15 million compared to 2003. The principal component of this increase was our portion of the gain on the development and sale of the Margate condominium tower at the Kingston Plantation in Myrtle Beach, South Carolina, by an unconsolidated entity in which we owned a 50% interest.
     Included in the loss from discontinued operations are the results of operations of the 18 hotels disposed of in 2004, nine hotels sold or otherwise disposed of in the first two quarters of 2005, the two hotels designated as held for sale at June 30, 2005, and the 16 hotels sold in 2003.
Comparison of the Years Ended December 31, 2003 and 2002
     For the year ended December 31, 2003, we recorded a loss applicable to common shareholders of $337 million, compared to a loss in 2002 of $205 million. The principal components of the loss in 2003 were: impairment charges of $246 million, primarily related to our decision to sell 18 additional hotels over the next two years; the decrease in hotel RevPAR of 4.1%, compared to 2002; and a 380 basis point decrease in hotel operating margin, and increases in workers compensation and employee health insurance, compared to 2002.
     Our revenues from continuing operations for the full year 2003 were $1.1 billion, which reflected a decline of 3.6%, compared to 2002. This decline in revenue principally resulted from a 4.1% decline in hotel portfolio RevPAR, compared to 2002. Occupancy decreased 0.6%, to 63.8%, and ADR decreased 3.6%, to $98.48, compared to 2002. We attribute the decrease in ADR principally to the continued weakness in corporate travel, from which we derive a significant portion of our hotel business. Business travelers generally pay a higher room rate than other types of hotel guests and, in an effort to maintain hotel occupancies, we have been accepting a larger amount of lower room rate business, which adversely affects our operating margins.
     The hotel operating margin of our hotels included in continuing operations at December 31, 2003, was 19.6%, which represents a 380 basis point decrease, compared to 2002. The 2003 decrease in operating margin principally resulted from the $3.66, or 3.6% decline in ADR during the year. The decrease in ADR, together with the slight decrease in occupancy, meant that our hotels served approximately the same number of guests in 2003 as in 2002, but with lower revenues. In addition, increases in health and workers compensation insurance and energy costs further decreased our operating margins, compared to 2002.
     We recorded impairment losses of $246 million in 2003 ($105 million of which was included in continuing operations and $141 million were included in discontinued operations) and $158 million in 2002 ($24 million of which was included in continuing operations and $134 million were included in discontinued operations). The impairment losses in 2003 and 2002 principally resulted from our decision to sell non-strategic hotels and reflects the difference between the book value and the current estimated fair market value of these hotels. After the completion of a comprehensive review of our investment strategy and our hotel portfolio, we refined our investment strategy and decided to sell smaller hotels in secondary and tertiary markets, emphasize the acquisition of higher quality hotels in low supply growth markets, and better diversify our portfolio by geographic market, brand, and customer base.
     Discontinued operations represent the hotel operating income, direct interest costs, impairment losses and gains or losses on sale of the 18 hotels disposed of in 2004, nine hotels sold in the first two quarters of 2005, the two hotels designated as held for sale at June 30, 2005, and 16 hotels sold during 2003.
Non-GAAP Financial Measures
     We refer in this annual report on Form 10-K to certain “non-GAAP financial measures.” These measures, including FFO, EBITDA, hotel operating profit and hotel operating margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and of the limitations upon such measures.

     The following tables detail our computation of FFO (in thousands, except for per share data):
Reconciliation of Net Income (Loss) to FFO
(in thousands, except per share data)

	Year Ended December 31,
	2004			2003			2002
			Per Share			Per Share			Per Share
	Dollars	Shares	Amount	Dollars	Shares	Amount	Dollars	Shares	Amount
Net income (loss)	$(100,127)			$(310,144)			$(178,581)
Preferred dividends	(35,130)			(26,908)			(26,292)

Net income (loss) applicable to common stockholders	(135,257)	59,045	$(2.29)	(337,052)	58,657	$(5.75)	(204,873)	54,173	$(3.78)
Depreciation from continuing operations	115,145		1.95	120,351		2.05	126,798		2.34
Depreciation from unconsolidated entities and discontinued operations	15,607		0.26	29,684		0.50	37,634		0.70
Gain on sale of assets	(19,422)		(0.33)	(2,668)		(0.05)	(5,861)		(0.11)
Minority interest in FelCor LP	(6,681)	2,939	(0.08)	(17,777)	3,188	(0.10)	(13,717)	7,564	(0.12)

FFO	$(30,608)	61,984	$(0.49)	$(207,462)	61,845	$(3.35)	$(60,018)	61,737	$(0.97)

	Year Ended December 31,
	2001			2000
			Per Share			Per Share
	Dollars	Shares	Amount	Dollars	Shares	Amount
Net income (loss)	$(39,276)			$61,700
Preferred dividends	(24,600)			(24,682)

Net income (loss) applicable to common stockholders	(63,876)	52,622	$(1.21)	37,018	55,519	$0.67
Depreciation from continuing operations	134,374		2.55	138,233		2.49
Depreciation from unconsolidated entities and discontinued operations	34,200		0.66	32,679		0.59
Gain on sale of assets	—		—	(2,595)		(0.05)
Preferred dividends	11,662	4,636	2.52	11,744	4,683	2.51
Stock options and unvested restricted shares	—	404	—	—	—	—
Minority interest in FelCor LP	(10,868)	9,013	(2.94)	4,692	7,037	(2.91)

FFO	$105,492	66,675	$1.58	$221,771	67,239	$3.30

     Consistent with SEC guidance on non-GAAP financial measures, FFO has not been adjusted for the following amounts included in net income (loss) (in thousands, except for per share amounts):

	Year Ended December 31,
	2004		2003		2002		2001		2000
		Per		Per		Per		Per		Per
		Share		Share		Share		Share		Share
	Dollars	Amount	Dollars	Amount	Dollars	Amount	Dollars	Amount	Dollars	Amount
Impairment loss	$(38,289)	$(0.62)	$(245,509)	$(3.97)	$(157,505)	$(2.55)	$(7,000)	$(0.10)	$(63,000)	$(0.94)
Minority interest share of impairment loss	—	—	1,770	0.03	—	—	—	—	—	—
Charge-off of deferred debt costs	(6,960)	(0.10)	(2,834)	(0.05)	(3,222)	(0.05)	(1,270)	(0.02)	(3,865)	(0.06)
Loss on early extinguishment of debt	(44,216)	(0.71)	1,611	0.03	—	—	—	—	—	—
Abandoned projects	—	—	—	—	(1,663)	(0.03)	(837)	(0.01)	—	—
Lease termination cost from asset disposition	(4,900)	(0.08)	—	—	—	—	—	—	—	—
Lease acquisition costs	—	—	—	—	—	—	(36,604)	(0.55)	—	—
Merger termination costs	—	—	—	—	—	—	(19,919)	(0.30)	—	—
Merger related financing costs	—	—	—	—	—	—	(5,486)	(0.08)	—	—
Gain (loss) from swap termination	1,005	0.02	—	—	—	—	(7,049)	(0.11)	—	—

The following table details our computation of EBITDA (in thousands):
Reconciliation of Net Income (Loss) to EBITDA
(in thousands)

	Year Ended December 31,
	2004	2003	2002	2001	2000
Net income (loss)	$(100,127)	$(310,144)	$(178,581)	$(39,276)	$61,700
Depreciation from continuing operations	115,145	120,351	126,799	134,374	138,233
Depreciation from unconsolidated entities and discontinued operations	15,607	29,684	37,634	34,200	32,679
Merger termination costs Merger financing costs	—	—	—	19,919	—
Merger financing costs	—	—	—	5,486	—
Lease acquisition costs	—	—	—	36,604	—
Interest expense	152,394	167,431	164,368	159,179	158,620
Interest expense from unconsolidated entities and discontinued operations	5,667	7,713	11,433	11,724	9,187
Amortization expense	2,945	2,210	2,088	2,093	1,480
Minority interest in FelCor LP	(6,681)	(17,777)	(13,717)	(10,868)	4,692

EBITDA	$184,950	$(532)	$150,024	$353,435	$406,591

     Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2004	2003	2002	2001	2000
Impairment loss	$(38,289)	$(245,509)	$(157,505)	$(7,000)	$(63,000)
Minority interest share of impairment loss	—	1,770	—	—	—
Charge-off of deferred debt costs	(6,960)	(2,834)	(3,222)	(1,270)	(3,865)
Gain (loss) on early extinguishment of debt	(44,216)	1,611	—	—	—
Gain (loss) from swap termination	1,005	—	—	(7,049)	—
Lease termination costs from asset disposition	(4,900)	—	—	—	—
Abandoned projects	—	—	(1,663)	(837)	—
Gain on sale of assets	19,422	2,668	5,861	—	2,595
Hotel Operating Profit and Hotel Operating Margin
(dollars in thousands)

	Year Ended December 31,
	2004	2003	2002
Continuing Operations
Total revenue	$1,154,043	$1,079,106	$1,119,159
Retail space rental and other revenue	(2,721)	(1,022)	(1,646)

Hotel revenue	1,151,322	1,078,084	1,117,513
Hotel operating expenses	(924,357)	(867,142)	(856,358)

Hotel operating profit	$226,965	$210,942	$261,155

Hotel operating margin(1).	19.7%	19.6%	23.4%

(1)	Hotel operating profit as a percentage of hotel revenue.

Hotel Operating Expense Composition
(dollars in thousands)

	Year Ended December 31,
	2004	2003	2002
Continuing Operations
Hotel departmental expenses:
Room	$248,412	$226,976	$223,537
Food and beverage	136,673	127,331	128,634
Other operating departments	30,339	25,554	26,326

Other property related costs:
Administrative and general	111,261	103,391	102,615
Marketing and advertising	99,883	93,826	90,178
Repairs and maintenance	65,269	61,483	58,165
Energy	60,372	55,548	51,950
Taxes, insurance and lease expense	112,592	116,002	117,658

Total other property related costs	864,801	810,111	799,063
Management and franchise fees	59,556	57,031	57,295

Hotel operating expenses	$924,357	$867,142	$856,358

Reconciliation of total operating expense to hotel operating expense:
Total operating expenses	$1,056,538	$1,001,726	$998,576
Abandoned projects	—	—	(1,663)
Corporate expenses	(17,036)	(14,233)	(13,756)
Depreciation	(115,145)	(120,351)	(126,799)

Hotel operating expenses	$924,357	$867,142	$856,358

Reconciliation of Net Loss to Hotel Operating Profit
(in thousands)

	Year Ended December 31,
	Actual	Actual	Actual
	2004	2003	2002
Net loss	$(100,127)	$(310,144)	$(178,581)
Discontinued operations	4,264	131,230	124,639
Equity in income from unconsolidated entities	(17,121)	(2,370)	10,127
Gain on sale of assets	(1,167)	(284)	(5,861)
Minority interests	(5,729)	(12,474)	(5,647)
Interest expense, net	147,600	163,980	162,264
Charge-off of deferred financing costs	6,960	2,834	3,222
Swap termination costs	(1,005)	—	—
Impairment loss	17,489	104,608	10,420
Abandoned projects	—	—	1,663
Hurricane loss	2,125	—	—
Loss on early extinguishment of debt	44,216	—	—
Corporate expenses	17,036	14,233	13,756
Depreciation	115,145	120,351	126,799
Retail space rental and other revenue	(2,721)	(1,022)	(1,646)

Hotel operating profit	$226,965	$210,942	$261,155

Reconciliation of Ratio of Operating Income to Total Revenue to Hotel Operating Margin

	Year Ended December 31,
	Actual	Actual	Actual
	2004	2003	2002
Ratio of operating income to total revenues	8.4	7.2	10.8%
Less:
Retail space rental and other revenue	(0.2)	(0.1)	(0.1)
Plus:
Abandoned projects	—	—	0.1
Corporate expenses	1.5	1.3	1.2
Depreciation	10.0	11.2	11.4

Hotel operating margin	19.7%	19.6%	23.4%

     Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminish predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, EBITDA, hotel operating profit and hotel operating margin, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
FFO and EBITDA
     The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT,”) defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.
     EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.
Hotel Operating Profit and Operating Margin
     Hotel operating profit and operating margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that hotel operating profit and operating margin is useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with other hotel REITs and hotel owners. We present hotel operating profit and hotel operating margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information into the ongoing operational performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time.

Use and Limitations of Non-GAAP Measures
     Our management and Board of Directors use FFO and EBITDA to evaluate the performance of our hotels and to facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies. We use hotel operating profit and hotel operating margin in evaluating hotel-level performance and the operating efficiency of our hotel managers.
     The use of these non-GAAP financial measures has certain limitations. FFO, EBITDA, hotel operating profit and hotel operating margin, as presented by us, may not be comparable to FFO, EBITDA, hotel operating profit and hotel operating margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation, interest and capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.
     These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, FFO per share or EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions or service our debt. FFO per share does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of stockholders. FFO, EBITDA, hotel operating profit and hotel operating margin reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
Liquidity and Capital Resources
     Our principal source of cash to meet our cash requirements, including distributions to stockholders and repayments of indebtedness, is from the results of operations of our hotels. For the year ended December 31, 2004, net cash flow provided by operating activities, consisting primarily of hotel operations, was $33 million. At December 31, 2004, we had cash on hand of $119 million. Included in cash on hand was $28 million held under our hotel management agreements to meet our hotel minimum working capital requirements.
     We currently expect that our cash flow provided by operating activities for 2005 will be approximately $119 million to $126 million. These cash flow forecasts assume a RevPAR increase of 5% to 6%, hotel operating margin of 19.9% to 20.2%, and the sale of one hotel for $38 million. Our current operating plan contemplates that we will make preferred dividend payments of $40 million, capital expenditures of approximately $100 million, debt maturities of $11 million (which we currently anticipate refinancing), and $22 million in normal recurring principal payments, leaving a cash flow shortfall of approximately $9 million to $16 million. We expect the cash necessary to fund this cash flow shortfall and distributions, if any, on our common stock, will come from our cash balances or the proceeds from the sale of hotels. We anticipate that our board of directors will develop a policy with respect to the payment of common dividends during 2005, and to determine the amount of preferred and common dividends, if any, for each quarterly period, based upon the actual operating results of that quarter, economic conditions, other operating trends, our financial condition and capital requirements, as well as the minimum REIT distribution requirements.

     Events, including the threat of additional terrorist attacks, U.S. military involvement in the Middle East and the bankruptcy of several major corporations, had an adverse impact on the capital markets in prior years. Similar events, such as new terrorist attacks or additional bankruptcies could further adversely affect the availability and cost of capital for our business. In addition, should the recovery of the overall economy and of the lodging industry stall, that could also adversely affect our operating cash flow and the availability and cost of capital for our business.
     As a consequence of the recent prolonged economic slowdown from 2001 through 2003, its impact on the travel and lodging industries, and our higher secured debt levels, Moody’s and Standard & Poor’s lowered their ratings on our senior unsecured debt in 2003, to B1 and B-, respectively. This downgrade triggered a 50 basis point step-up in interest rates applicable to $300 million of our senior unsecured debt outstanding at December 31, 2004. The obligation to pay this increased interest rate will continue to be in effect unless and until either Moody’s raises its rating on our senior unsecured debt to Ba3 or Standard & Poor’s increases its rating to BB-.
     We are also subject to the risks of fluctuating hotel operating margins at our hotels, including but not limited to increases in wage and benefit costs, repair and maintenance expenses, utilities, insurance, and other operating expenses that can fluctuate disproportionately to revenues. These operating expenses are difficult to predict and control, resulting in an increased risk of volatility in our results of operations. The recent economic slowdown that began in 2001, led to a sharp drop in occupancy and ADR resulting both in declines in RevPAR and in the erosion in our operating margins through 2003. Our operating margins from continuing operations have dropped from 23.4% in 2002 to 19.6% in 2003 and increased slightly to 19.7% in 2004. If our hotel RevPAR and/or operating margins worsen, or continue at current levels for a protracted time, they could have a material adverse effect on our operations, earnings and cash flow.
     In March 2004, we elected to terminate our line of credit, which resulted in a charge-off of unamortized loan costs of $0.2 million and produced cash savings of approximately $0.4 million during 2004. At the date of termination of the line of credit, there were no borrowings under the line, and we were in compliance with all the applicable covenants.
     In April 2004, we completed the sale of 4,600,000 shares of our $1.95 Series A Cumulative Convertible Preferred Stock. The shares were sold at a price of $23.79 per share, which included accrued dividends of $0.51 per share through April 5, 2004, resulting in net proceeds to us of $105 million. In August 2004, we completed the sale of an additional 2,300,000 shares of our Series A preferred stock. These shares were sold at a price of $23.22 per share, which included accrued dividends of $0.28 per share through August 22, 2004, resulting in proceeds to us of $52 million. The proceeds of both offerings were used to retire senior unsecured debt.
     In May 2004, we issued $175 million in aggregate principal amount of Senior Floating Notes due 2011, or 2011 Notes. We received net proceeds of $174.1 million. The 2011 Notes will mature on June 1, 2011 and bear interest, adjusted semi annually, at the six-month LIBOR rate, plus 4.25%. The Notes are callable on or after December 1, 2006, and will rank equally with our other existing senior unsecured debt. In July 2004, we issued an additional $115 million of the 2011 Notes. The proceeds were used to retire senior unsecured debt.
     In June 2004, we redeemed all $175 million in principal amount of our outstanding 7.375% Senior Notes due 2004. The redemption price was $1,018.14 per $1,000 of the principal amount plus accrued interest. With the retirement of this debt, we recorded a loss on redemption of $3 million and wrote off $0.3 million of debt issue costs. The loss was partially offset by a $1 million gain on the termination of interest rate swaps tied to this debt.
     During 2004, we purchased all $600 million principal amount of our 9.5% Senior Notes due 2008 (which bore interest at 10% as a result of the 2003 downgrade of the credit ratings on our senior notes) through tender offers, redemptions and purchases in the open market. With the retirement of this debt, we recorded a loss on early extinguishment of debt of $41 million, of which $38 million related to the premium paid in excess of par and $3 million related to the charge off of unamortized discount. We also wrote off debt issue costs of $6 million.
     In June 2003, we entered into a new secured delayed draw facility with JPMorgan Chase Bank for up to $200 million. In 2004, we borrowed $194 million under this facility (collateralized by 15 hotels). The amount borrowed under the facility was converted into: (i) $107 million under nine separate fixed rate CMBS loans secured by nine hotels, with a weighted average interest rate of 6.5% and with maturity dates ranging from 2009 to 2014, and (ii) $87 million under a cross-collateralized floating rate CMBS loan secured by six hotels with an interest rate of LIBOR plus 2.11% and with a maturity date of 2009, including extension options which are subject to our satisfaction of certain conditions. On July 28, 2004, we cancelled the unused balance of this $200 million facility.
     In December 2004, we closed on $40 million second mortgage financing with regard to seven of our hotels. The second mortgage loan has a fixed interest rate of 6.82% and contains the same terms and conditions as the first mortgage, including the maturity date of March 2009.
     At December 31, 2004, we had aggregate mortgage indebtedness of $1.1 billion that was secured by 79 of our consolidated hotels, with an aggregate book value of $1.8 billion. Substantially all of this debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse provisions. Loans secured by 41 hotels provide for lock-box arrangements. With respect to loans secured by 23 of these hotels, if the debt service coverage ratios fall below certain levels, the lender is entitled to apply the revenues from the hotels securing the loan to satisfy current requirements for debt service, taxes, insurance and other reserves, before the balance of the revenues, if any, would be available to the owner to pay the expenses of hotel operations and provide a return to the owner. Eight of these 23 hotels, which accounted for 2% of our total revenues in 2004, are currently below the prescribed debt service coverage ratios and are subject to these lock-box requirements. These eight hotels, in the aggregate, are currently covering their hotel operating expenses, before capital expenditures.
     With respect to loans secured by the remaining 18 hotels, the owner is permitted to retain 115% of budgeted hotel operating expenses before the remaining revenues would become subject to a similar lock-box arrangement if a specified debt service coverage ratio is not met. The mortgage loans secured by 16 of these 18 hotels also provide that, so long as the debt service coverage ratios remain below a second, even lower minimum level, the lender may retain any excess cash (after deduction for the 115% of budgeted operating expenses, debt service, tax, insurance and other reserve requirements) and, if the debt service coverage ratio remains below this lower minimum level for 12 consecutive months, any accumulated excess cash may be applied to the prepayment of the principal amount of the debt. If the debt service coverage ratio exceeds the lower minimum level for three consecutive months, any then accumulated excess cash will be returned to the owner. Ten of these 18 hotels, which accounted for 6% of our total revenues in 2004, are currently below the applicable debt service coverage ratio and are subject to the lock-box provisions. None of the hotels are currently below the second, even lower minimum debt service coverage ratio that would permit the lender to retain excess cash after deduction for the 115% of budgeted operating expenses, debt service, tax, insurance and other reserve requirements.
     Most of our mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment penalties, yield maintenance or defeasance obligations.
     Our publicly-traded senior unsecured notes require that we satisfy total leverage, secured leverage and an interest coverage tests in order to: incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; pay dividends in excess of the minimum dividend required to meet the REIT qualification test; repurchase capital stock; or merge. As of the date of this filing, we have satisfied all such tests. Under the terms of certain of our indentures, we are prohibited from repurchasing any of our capital stock, whether common or preferred, subject to certain exceptions, so long as our debt-to-EBITDA ratio, as defined in the indentures, exceeds 4.85 to 1. Debt, as defined in the indentures, approximates our consolidated debt. EBITDA is defined in the indentures as consolidated GAAP net income, adjusted for minority interest in FelCor LP, actual cash distributions by unconsolidated entities, gains or losses from asset sales, dividends on preferred stock and extraordinary gains and losses (as defined at the date of the indentures), plus interest expense, income taxes, depreciation expense, amortization expense and other non-cash items. Our debt-to-EBITDA ratio, as defined, was 4.8 to 1, 6.0 to 1 and 5.3 to 1 for the years ended December 31, 2004, 2003 and 2002, respectively. The ratio increased in 2002 and 2003 principally because of the decline in our EBITDA as a result of the recession that began in March of 2001 and was exacerbated by the terrorist attacks of September 11, 2001. These events contributed to a deep and protracted recession in the hospitality industry. Our EBITDA has also decreased due to the sale of non-strategic hotels. Although our current debt-to-EDITDA ratio is slightly below 4.85 to 1, a decline in our EBITDA, as a result of asset sales or adverse economic developments, or an increase in our debt, could again make us subject to this limitation. Accordingly, we may again be prohibited from purchasing any of our capital stock, except as permitted under limited exceptions, such as from the proceeds of a substantially concurrent issuance of other capital stock.
     If actual operating results fall significantly below our current expectations, as reflected in our current public guidance, or if interest rates increase substantially above expected levels, we may be unable to continue to satisfy the incurrence test under the indentures governing our senior unsecured notes. In such an event, we may be prohibited from, among other things, incurring any additional indebtedness, except under certain specific exceptions, or paying dividends on our preferred or common stock, except to the extent necessary to satisfy the REIT qualification requirement that we distribute currently at least 90% of our taxable income. In the event of our failure of this incurrence test, based upon our current estimates of taxable income for 2005, we would be unable to distribute the full amount of dividends accruing under our outstanding preferred stock in 2005 and, accordingly, could pay no dividends on our common stock.
     We currently anticipate that we will meet our financial covenant and incurrence tests under the RevPAR guidance provided by us at our fourth quarter earnings conference call on February 10, 2005. For the first quarter of 2005, we currently anticipate that our portfolio RevPAR will be 4% to 5% above the comparable period of the prior year. The RevPAR increase in 2005, compared to the same periods in 2004, was approximately 7.1% for January and 7.3% for February 2005. We currently anticipate that full year 2005 hotel portfolio RevPAR will increase approximately 5% to 6%. For 2005 we expect to make capital expenditures of approximately $100 million, and we are currently under contract to sell one hotel for $38 million, which is expected to close in March 2005. We estimate that our net loss for 2005 will be in the range of $35 to $29 million or $0.59 to $0.49 per share. FFO for the year 2005, is anticipated to be within the range of $70 to $76 million, and EBITDA is expected to be within the range of $259 to $265 million. No other asset sales or capital transactions are assumed in the preparation of our guidance.

Reconciliation of Estimated Net Loss to Estimated FFO and EBITDA
(in millions, except per share and unit data)

	Full Year 2005 Guidance
	Low Guidance		High Guidance
		Per Share		Per Share
	Dollars	Amount(a)	Dollars	Amount (a)
Net loss	$(35)	$(0.59)	$(29)	$(0.49)
Depreciation	147		147
Preferred Dividends	(40)		(40)
Minority interest in FelCor LP	(2)		(2)

FFO	$70	$1.11	$76	$1.21

Net loss	$(35)		$(29)
Depreciation	147		147
Minority interest in FelCor LP	(2)		(2)
Interest expense	139		139
Interest expense from unconsolidated entities	7		7
Amortization expense	3		3

EBITDA	$259		$265

(a)	Weighted average shares are 59.4 million. Adding minority interest and unvested restricted stock of 3.4 million shares to weighted average shares, provides the weighted average shares and units of 62.8 million used to compute FFO per share.
     The following table details our debt outstanding at December 31, 2004 and 2003 (in thousands):

					Balance Outstanding
	Encumbered	Interest Rate at		Maturity	December 31,
	Hotels	December 31, 2004		Date	2004	2003
Promissory note	none	4.31	(a)	June 2016	$650	$650
Senior unsecured term notes	none	—		Oct. 2004	—	174,888
Senior unsecured term notes	none	7.63		Oct. 2007	122,426	124,617
Senior unsecured term notes	none	—		Sept. 2008	—	596,865
Senior unsecured term notes	none	9.00		June 2011	298,409	298,158
Senior unsecured term notes	None	7.19	(b)	June 2011	290,000	—

Total unsecured debt(c)		8.02			711,485	1,195,178

Mortgage debt	15 hotels	5.50		July 2009-2014	192,363	—
Mortgage debt	10 hotels	4.63	(d)	May 2006	144,669	148,080
Mortgage debt	15 hotels	7.24		Nov. 2007	127,316	131,721
Mortgage debt	7 hotels	7.32		April 2009	130,458	92,445
Mortgage debt	6 hotels	7.55		June 2009	67,959	69,566
Mortgage debt	8 hotels	8.70		May 2010	175,504	178,118
Mortgage debt	7 hotels	8.73		May 2010	135,690	138,200
Mortgage debt	1 hotel	4.06	(a)	August 2008	15,500	15,500
Mortgage debt	1 hotel	7.23		September 2005	10,521	11,286
Mortgage debt	8 hotels	7.48		April 2011	49,476	50,305
Other	1 hotel	9.17		August 2011	6,181	6,956

Total secured debt(c)	79 hotels	7.00			1,055,637	842,177

Total(c)		7.41%			$1,767,122	$2,037,355

(a)	Variable interest rate based on LIBOR. The six month LIBOR was 2.78% at December 31, 2004.

(b)	$100 million of these notes were matched with interest rate swap agreements that effectively converted the variable interest rate of LIBOR plus 425 basis points to a fixed rate of 7.8% through December 2007.

(c)	Interest rates are calculated based on the weighted average outstanding debt at December 31, 2004.

(d)	Variable interest rate based on LIBOR. This debt may be extended at our option for up to two, one-year periods, subject to certain contingencies.

     At December 31, 2004, we had three interest rate swaps with an aggregate notional amount of $100 million, maturing in December 2007. The interest rate received on these interest rate swaps is 4.25% plus LIBOR and the interest rate paid is 7.80%.
     During 2004, we spent an aggregate of $102 million on capital expenditures, including our pro rata share of capital improvements made by our unconsolidated joint ventures.
Contractual Obligations
     We have obligations and commitments to make certain future payments under debt agreements and various contracts. The following schedule details these obligations at December 31, 2004 (in thousands):

		Less Than	1 – 3	4 – 5	After
	Total	1 Year	Years	Years	5 Years
Debt	$1,771,651	$32,319	$424,841	$315,363	$999,128
Operating leases	239,096	38,459	51,407	23,351	125,879
Purchase obligations	48,327	48,327	—	—	—
Liquidated damages related to the sale of hotels managed by IHG(a)	4,382	4,382	—	—	—

Total contractual obligations	$2,063,456	$123,487	$476,248	$338,714	$1,125,007

(a)	This obligation can be satisfied by our investment of $16 million in one or more hotels licensed and managed by IHG.
Off-Balance Sheet Arrangements
     At December 31, 2004, we had unconsolidated 50% investments in ventures that own an aggregate of 20 hotels (referred to as hotel joint ventures), and we had unconsolidated 50% investments in ventures that operate four of those 20 hotels (referred to as operating joint ventures). We own 100% of the lessees operating three hotels owned by the hotel joint ventures, 51% of the lessees operating 12 hotels owned by the hotel joint ventures and one hotel joint venture is operated without a lease. We also owned a 50% interest in entities that provide condominium management services and develop condominiums in Myrtle Beach, South Carolina. None of our directors, officers or employees owns any interest in any of these joint ventures or entities. The hotel joint ventures had $218 million of non-recourse mortgage debt relating to the 20 hotels. This debt is not reflected as a liability on our consolidated balance sheet.
     Our liability with regard to non-recourse debt and the liability of our subsidiaries that are members or partners in joint ventures are generally limited to the guarantee of the borrowing entity’s obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the venture and other typical exceptions from the non-recourse provisions in the mortgages, such as for environmental liabilities.
     We have recorded equity in income (loss) of unconsolidated entities of $17 million, including a gain of $11 million related to the development and sale of condominiums, $2 million, and $(10) million, including an impairment loss of $13 million for the years ended December 31, 2004, 2003 and 2002, respectively, and received distributions of $23 million (of which $11 million was provided by operations and $12 million was provided by investing activities), $9 million, and $11 million for the years 2004, 2003 and 2002, respectively. The principal source of income for our hotel joint ventures is percentage lease revenue from the operating lessees. We own 51% of the operating lessees for 12 of the hotel joint ventures and 100% of the operating lessees for three of the hotel joint ventures. The three 100% owned operating lessees incurred aggregate net losses, which were included in our consolidated statements of operations, of $2 million during the past three years.
     Capital expenditures on the hotels owned by our hotel joint ventures are generally paid from their capital reserve account, which is funded from the income from operations of these ventures. However, if a venture has insufficient cash flow to meet operating expenses or make necessary capital improvements, the venture may make a capital call upon the venture members or partners to fund such necessary improvements. It is possible that, in the event of a capital call, the other joint venture member or partner may be unwilling or unable to make the necessary capital contributions. Under such circumstances, we may elect to make the other party’s contribution as a loan to the venture or as an additional capital contribution by us. Under certain circumstances, a capital contribution by us may increase our equity investment to greater than 50% and may require that we consolidate the venture, including all of its assets and liabilities, into our consolidated financial statements.
     With respect to those ventures that are partnerships, any of our subsidiaries that serve as a general partner will be liable for all of the recourse obligations of the venture, to the extent that the venture does not have sufficient assets or insurance to satisfy the obligations. In addition, the hotels owned by these ventures could perform below expectations and result in the insolvency of the ventures and the acceleration of their debts, unless the members or partners provide additional capital. In some ventures, the members or partners may be required to make additional capital contributions or have their interest in the venture be reduced or offset for the benefit of any party making the required investment on their behalf. We may be faced with the choice of losing our investment in a venture or investing additional capital under circumstances that do not assure a return on that investment.
     Interstate Hotels & Resorts, which is our venture partner in the ownership of eight hotels, declined to make further capital contributions to the venture beginning in 2004. In order to sustain this venture, we made $3 million in advances in 2004, and an additional $1 million in 2005, with a priority in right (but no assurance) or return. We have received a request for additional funding of $2.5 million; however, we have determined that it is not in our best interest to continue funding the further cash shortfalls related to this venture, and have notified the lender to that effect. This venture, which we consolidate, currently has $49 million in non-recourse debt secured by the eight hotels owned by the venture. We have written down our investment in this venture below the current debt balance. We are considering our options with regard to this venture, one of which is to surrender the hotels to the lender. We do not expect any such action to have a material adverse effect on our financial statements.
Quantitative and Qualitative Disclosures About Market Risk
     At December 31, 2004, approximately 75% of our consolidated debt had fixed interest rates. In some cases, market rates of interest are below the rates we are obligated to pay on our fixed-rate debt.
     The following tables provide information about our financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the tables present scheduled maturities and weighted average interest rates, by maturity dates. For interest rate swaps, the tables present the notional amount and weighted average interest rate, by contractual maturity date. The fair value of our fixed rate debt indicates the estimated principal amount of debt having the same debt service requirements that could have been borrowed at the date presented, at then current market interest rates. The fair value of our fixed to variable interest rate swaps indicates the estimated amount that would have been received or paid by us had the swaps been terminated at the date presented.

Expected Maturity Date
at December 31, 2004
(dollars in thousands)

								Fair
	2005	2006	2007	2008	2009	Thereafter	Total	Value
Liabilities
Fixed rate:
Debt	$26,927	$18,025	$261,783	$16,977	$202,231	$708,478	$1,234,421	$1,235,442
Average interest rate	7.54%	7.78%	7.46%	7.93%	7.40%	8.50%	8.06%
Floating rate:
Debt	5,392	143,018	2,015	17,618	78,537	190,650	437,230	437,230
Average interest rate(a)	4.50%	4.62%	4.20%	4.77%	4.24%	6.86%	5.53%
Interest rate swaps (floating to fixed)(b)
Notional amount	—	—	—	—	—	100,000	100,000	100,067
Pay rate	—	—	—	—	—	7.80%
Receive rate	—	—	—	—	—	6.87%
Total debt	$32,319	$161,043	$263,798	$34,595	$280,768	$999,128	1,771,651
Average interest rate	7.04%	4.98%	7.44%	6.32%	6.51%	8.53%	7.41%
Net discount							(4,529)
Total debt							$1,767,122

(a)	The average floating rate of interest represents the implied forward rates in the yield curve at December 31, 2004.

(b)	The interest rate swaps in effect during 2004 decreased our interest expense by a net $4 million during 2004. The interest rate swaps in effect at December 31, 2004, mature in 2007 but are matched with debt maturing in 2011.
Expected Maturity Date
at December 31, 2003
(dollars in thousands)

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value
Liabilities
Fixed rate:
Debt	$188,922	$24,521	$15,227	$258,793	$613,800	$776,115	$1,877,378	$1,975,819
Average interest rate	7.42%	7.67%	8.00%	7.47%	9.96%	8.54%	8.73%
Floating rate:
Debt	3,411	3,568	141,101	—	15,500	650	164,230	164,230
Average interest rate(a)	3.62%	3.62%	3.62%	—	3.97%	3.12%	3.65%
Interest rate swaps (fixed to floating)(b)
Notional amount	175,000	—	—	225,000	—	—	400,000	5,468
Pay rate	4.31%	—	—	5.29%	—	—	4.87%
Receive rate	7.38%	—	—	7.45%	—	—	7.42%
Total debt	$192,333	$28,089	$156,328	$258,793	$629,300	$776,765	2,041,608
Average interest rate	4.57%	7.16%	4.05%	5.60%	9.71%	8.53%	7.82%
Net discount							(4,253)
Total debt							$2,037,355

(a)	The average floating rate of interest represents the implied forward rate in the yield curve at December 31, 2003.

(b)	The interest rate swaps decreased our interest expense by $7 million during 2003.
     Swap contracts, such as described above, contain a credit risk, in that the counterparties may be unable to fulfill the terms of the agreement. We minimize that risk by evaluating the creditworthiness of our counterparties, who are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties. The Standard & Poor’s credit ratings for each of the financial institutions that are counterparties to the interest rate swap agreements are AA-.

Sarbanes-Oxley Act Compliance
     During 2004, we devoted an extraordinary amount of internal resources to assure the proper documentation, testing and assessment of our internal control structure, to assure compliance with the Sarbanes-Oxley Act of 2002. In addition to the commitment of internal resources, we estimate that we spent approximately $1 million during 2004 related to this compliance effort. At least a portion of these compliance related costs should not recur in future years.
     For a more detailed discussion of our internal controls and procedures, and of management’s assessment of the effectiveness thereof, see Item 9A of this Annual Report on Form 10-K.
Inflation
     Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, require us to reduce room rates in the near term and may limit our ability to raise room rates in the future. We are also subject to the risk that inflation will cause increases in hotel operating expenses disproportionately to revenues.
Seasonality
     The lodging business is seasonal in nature. Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at our hotels can be expected to cause quarterly fluctuations in our revenues. Quarterly earnings also may be adversely affected by events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may utilize cash on hand or borrowings to satisfy our obligations or make distributions to our equity holders.
Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.
     On an on-going basis, we evaluate our estimates, including those related to bad debts, the carrying value of investments in hotels, litigation, and other contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements.
•	We are required by GAAP to record an impairment charge when we believe that an investment in one or more of our hotels has been impaired, such that future undiscounted cash flows would not recover the book basis, or net book value, of the investment. We test for impairment when certain events occur, including one or more of the following: projected cash flows are significantly less than recent historical cash flows; significant changes in legal factors or actions by a regulator that could affect the value of our hotels; events that could cause changes or uncertainty in travel patterns; and a current expectation that, more likely than not, a hotel will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. In 2004, we identified two hotels, in 2003, we identified 18 hotels, and in 2002 we identified 33 hotels, that we expect to sell. The shorter probable holding periods related to our decision to sell these hotels was the primary factor that led to impairment charges on these hotels. As we sell these hotels, we may recognize additional losses or gains on sale. In the evaluation of impairment of our hotel assets, and in establishing the impairment charge, we made many assumptions and estimates on a hotel by hotel basis, which included the following:
•	Annual cash flow growth rates for revenues and expenses;

•	Holding periods;

•	Expected remaining useful lives of assets;

•	Estimates in fair values taking into consideration future cash flows, capitalization rates, discount rates and comparable selling prices; and

•	Future capital expenditures.
Changes in these estimates, future adverse changes in market conditions or poor operating results of underlying hotels could result in losses or an inability to recover the carrying value of the hotels that may not be reflected in the hotel’s current carrying value, thereby requiring additional impairment charges in the future.

•	We own a 50% interest in various real estate joint ventures reported under the equity method of accounting. In accordance with GAAP, we record an impairment of these equity method investments when they experience an other than temporary decline in value. Changes in our estimates or future adverse changes in the market conditions of the hotels owned by equity method investments could result in additional declines in value that could be considered other than temporary.

•	We make estimates with respect to contingent liabilities for losses covered by insurance in accordance with Financial Accounting Standard 5, Accounting for Contingencies. We record liabilities for self insured losses under our insurance programs when it becomes probable that an asset has been impaired or a liability has been incurred at the date of our financial statements and the amount of the loss can be reasonably estimated. In 2002, we initially became self-insured for the first $250,000, per occurrence, of our general liability claims with regard to 68 of our hotels. At December 31, 2004, we had 79 of our hotels participating in this program. We review the adequacy of our reserves for our self-insured claims on a regular basis. Our reserves are intended to cover the estimated ultimate uninsured liability for losses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves represent estimates at a given accounting date, generally utilizing projections based on claims, historical settlement of claims and estimates of future costs to settle claims. Estimates are also required since there may be reporting lags between the occurrence of the insured event and the time it is actually reported. Because establishment of insurance reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If our insurance reserves of $4 million, at December 31, 2004, for general liability losses are insufficient, we will record an additional expense in future periods. Property and catastrophic losses are event-driven losses and, as such, until a loss occurs and the amount of loss can be reasonably estimated, no liability is recorded. We had recorded no contingent liabilities with regard to property or catastrophic losses at December 31, 2004.

•	SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” establishes accounting and reporting standards for derivative instruments. In accordance with these pronouncements, all of our interest rate swap agreements outstanding at December 31, 2004, were designated as cash flow hedges because they are hedging our exposure to the changes in interest payments on our floating rate debt. These instruments are adjusted to our estimate of their fair market value through accumulated other comprehensive income within stockholders’ equity. We estimate the fair value of our interest rate swaps and fixed rate debt through the use of a third party valuation. We may use other methods and assumptions to validate the fair market value. At December 31, 2004, our estimate of the fair market value of the interest rate swaps was approximately $0.1 million and represents the amount that we estimate we would currently receive upon termination of these instruments, based on current market rates and reasonable assumptions about relevant future market conditions.

•	Our Taxable REIT Subsidiaries, or TRSs, have cumulative potential future tax deductions totaling $349 million. The gross deferred income tax asset associated with these potential future tax deductions was $133 million. We have recorded a valuation allowance equal to 100% of our $133 million deferred tax asset related to our TRSs, because of the uncertainty of realizing the benefit of the deferred tax asset. SFAS 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. In accordance with SFAS 109, we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we were to determine that we would be able to realize all or a portion of our deferred tax assets in the future, an adjustment to the deferred tax asset would increase operating income in the period such determination was made.
Recent Accounting Announcements
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No.123R”) which is a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”). SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB Opinion No. 25”) and its related implementation guidance. SFAS No. 123R requires companies to record compensation expense for share-based payments to employees, including grants of employee stock options, at fair value. SFAS No. 123R is effective for most public companies at the beginning of the first interim or annual period beginning after June 15, 2005. We believe that the implementation of the provisions of SFAS No. 123R will not have a material impact on our financial position or results of operations.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29.” The statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We believe that the implementation of the provisions of SFAS No. 153 will not have a material impact on our financial position or results of operations.
Disclosure Regarding Forward Looking Statements
With the exception of historical information, the matters discussed in this Annual Report on Form 10-K include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. General economic conditions, including the timing and magnitude of the current recovery in the economy, the realization of anticipated job growth, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased security precautions, the availability of capital, the ability to effect sales of non-strategic hotels at anticipated prices, and numerous other factors may affect our future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail under “Cautionary Factors That May Affect Future Results” in Item 1 above, or in our other filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Item 8. Financial Statements and Supplementary Data
     Included herein beginning at page F-1.

FELCOR LODGING TRUST INCORPORATED
INDEX TO FINANCIAL STATEMENTS
PART I – FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of FelCor Lodging Trust Incorporated:
We have completed an integrated audit of FelCor Lodging Trust Incorporated’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of FelCor Lodging Trust Incorporated and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing in Item 9A of the 2004 Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Dallas, Texas
     March 2, 2005, except for Note 5,
     as to which the date is September 7, 2005

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
(in thousands)

	2004	2003
ASSETS

Investment in hotels, net of accumulated depreciation of $948,631 in 2004 and $886,168 in 2003	$2,960,390	$3,103,796
Investment in unconsolidated entities	110,843	116,553
Hotels held for sale	255	21,838
Cash and cash equivalents	119,310	231,885
Restricted cash	34,736	19,424
Accounts receivable, net of allowance for doubtful accounts of $905 in 2004 and $1,104 in 2003	47,221	45,385
Deferred expenses, net of accumulated amortization of $14,935 in 2004 and $16,080 in 2003	18,804	24,278
Other assets	26,099	27,734

Total assets	$3,317,658	$3,590,893

LIABILITIES AND STOCKHOLDERS’ EQUITY

Debt, net of discount of $4,529 in 2004 and $4,253 in 2003	$1,767,122	$2,037,355
Distributions payable	8,867	5,504
Accrued expenses and other liabilities	124,922	151,423
Minority interest in FelCor LP, 2,788 and 3,034 units issued and outstanding at December 31, 2004 and 2003, respectively	39,659	50,142
Minority interest in other partnerships	46,765	50,197

Total liabilities	1,987,335	2,294,621

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 20,000 shares authorized:
Series A Cumulative Convertible Preferred Stock, 12,880 and 5,980 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively.	309,362	149,512
Series B Cumulative Redeemable Preferred Stock, 68 shares issued and outstanding at December 31, 2004 and 2003	169,395	169,395
Common stock, $.01 par value, 200,000 shares authorized and 69,436 and 69,429 shares issued, including shares in treasury, at December 31, 2004 and 2003, respectively	694	694
Additional paid-in capital	2,085,189	2,095,356
Accumulated other comprehensive income	15,780	9,478
Accumulated deficit	(1,066,143)	(930,886)
Less: Common stock in treasury, at cost, of 9,619 and 10,309 shares at December 31, 2004 and 2003, respectively	(183,954)	(197,277)

Total stockholders’ equity	$1,330,323	$1,296,272

Total liabilities and stockholders’ equity	$3,317,658	$3,590,893

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2004, 2003 and 2002
(in thousands, except per share data)

	2004	2003	2002
Revenues:
Hotel operating revenue	$1,151,322	$1,078,084	$1,117,513
Retail space rental and other revenue	2,721	1,022	1,646

Total revenues	1,154,043	1,079,106	1,119,159

Expenses:
Hotel departmental expenses	415,424	379,861	378,497
Other property operating costs	336,785	314,248	302,908
Management and franchise fees	59,556	57,031	57,295
Taxes, insurance and lease expense	112,592	116,002	117,658
Abandoned projects	—	—	1,663
Corporate expenses	17,036	14,233	13,756
Depreciation	115,145	120,351	126,799

Total operating expenses	1,056,538	1,001,726	998,576

Operating income	97,505	77,380	120,583
Interest expense, net	(147,600)	(163,980)	(162,264)
Impairment loss	(17,489)	(104,608)	(10,420)
Hurricane loss	(2,125)	—	—
Charge-off of deferred financing costs	(6,960)	(2,834)	(3,222)
Loss on early extinguishment of debt	(44,216)	—	—
Gain on swap termination	1,005	—	—

Loss before equity in income of unconsolidated entities, minority interests and gain on sale of assets	(119,880)	(194,042)	(55,323)
Equity in income (loss) from unconsolidated entities	17,121	2,370	(10,127)
Gain on sale of assets	1,167	284	5,861
Minority interests	5,729	12,474	5,647

Loss from continuing operations	(95,863)	(178,914)	(53,942)
Discontinued operations	(4,264)	(131,230)	(124,639)

Net loss	(100,127)	(310,144)	(178,581)
Preferred dividends	(35,130)	(26,908)	(26,292)

Net loss applicable to common stockholders	$(135,257)	$(337,052)	$(204,873)

Loss per common share data:
Basic and diluted:
Net loss from continuing operations	$(2.22)	$(3.51)	$(1.48)

Net loss	$(2.29)	$(5.75)	$(3.78)

Weighted average common shares outstanding	59,045	58,657	54,173
Cash dividends declared on common stock	$—	$—	$0.60

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the years ended December 31, 2004, 2003 and 2002
(in thousands)

	2004	2003	2002
Net loss	$(100,127)	$(310,144)	$(178,581)
Unrealized holding gains from interest rate swaps	147	—	—
Foreign currency translation adjustment	6,155	9,577	277

Comprehensive loss	$(93,825)	$(300,567)	$(178,304)

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2004, 2003, and 2002
(in thousands)

		Common Stock
					Accumulated
		Number		Additional	Other			Total
	Preferred	of		Paid-in	Comprehensive	Accumulated	Treasury	Stockholders’
	Stock	Shares	Amount	Capital	Income (Loss)	Deficit	Stock	Equity
Balance at December 31, 2001	$293,265	69,418	$694	$2,059,448	$(376)	$(355,391)	$(314,446)	$1,683,194
Foreign exchange translation	—	—	—	—	277	—	—	277
Issuance of Series B preferred stock	25,645	—	—	(1,836)	—	—	—	23,809
Issuance of stock awards	—	5	—	(1,121)	—	—	1,121	—
Amortization of stock awards	—	—	—	2,088	—	—	—	2,088
Conversion of preferred stock	(3)	—	—	3	—	—	—	—
Conversion of operating partnership units into common shares	—	5,713	57	73,414	—	—	—	73,471
Allocation from minority units	—	—	—	72,534	—	—	—	72,534
Dividends declared:
$0.60 per common share	—	—	—	—	—	(33,570)	—	(33,570)
$1.95 per Series A preferred share	—	—	—	—	—	(11,662)	—	(11,662)
$2.25 per Series B depositary preferred share	—	—	—	—	—	(14,630)	—	(14,630)
Net loss	—	—	—	—	—	(178,581)	—	(178,581)
Other, net	—	—	—	—	—	—	(113)	(113)

Balance at December 31, 2002	318,907	75,136	751	2,204,530	(99)	(593,834)	(313,438)	1,616,817
Foreign exchange translation	—	—	—	—	9,577	—	—	9,577
Issuance of stock awards	—	6	—	(1,873)	—	—	1,873	—
Amortization of stock awards	—	—	—	2,210	—	—	—	2,210
Common stock exchange for treasury stock	—	(5,713)	(57)	(109,295)	—	—	109,352
Conversion of operating partnership units into common shares	—	—	—	(2,495)	—	—	4,936	2,441
Allocation from minority units	—	—	—	2,279	—	—	—	2,279
Dividends declared:	—	—	—	—	—	—	—	—
$1.95 per Series A preferred share	—	—	—	—	—	(11,662)	—	(11,662)
$2.25 per Series B depositary preferred share	—	—	—	—	—	(15,246)	—	(15,246)
Net loss	—	—	—	—	—	(310,144)	—	(310,144)

Balance at December 31, 2003	318,907	69,429	694	2,095,356	9,478	(930,886)	(197,277)	1,296,272
Foreign exchange translation	—	—	—	—	6,155	—	—	6,155
Issuance of Series A preferred stock	159,850	—	—	(3,850)	—	—	—	156,000
Issuance of stock awards	—	7	—	(9,067)	—	—	9,092	25
Amortization of stock awards	—	—	—	3,179	—	—	—	3,179
Unrealized gain on hedging transaction	—	—	—	—	147	—	—	147
Conversion of operating partnership units into common shares	—	—	—	(1,999)	—	—	4,692	2,693
Allocation from minority units	—	—	—	1,109	—	—	—	1,109
Forfeitures of stock awards	—	—	—	461	—	—	(461)	—
Dividends declared:	—	—	—	—	—	—	—	—
$1.95 per Series A preferred share	—	—	—	—	—	(19,884)	—	(19,884)
$2.25 per Series B depositary preferred share	—	—	—	—	—	(15,246)	—	(15,246)
Net loss	—	—	—	—	—	(100,127)	—	(100,127)

Balance at December 31, 2004	$478,757	69,436	$694	$2,085,189	$15,780	$(1,066,143)	$(183,954)	$1,330,323

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2004, 2003, and 2002
(in thousands)

	2004	2003	2002
Cash flows from operating activities:
Net loss	$(100,127)	$(310,144)	$(178,581)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	122,653	140,225	152,817
Gain on sale of assets	(20,589)	(2,660)	(6,061)
Amortization of deferred financing fees	4,161	4,996	5,297
Accretion (amortization) of debt	510	590	407
Allowance for doubtful accounts	199	309	(9)
Amortization of unearned officers’ and directors’ compensation	2,945	2,210	2,088
Equity in loss (income) from unconsolidated entities	(17,121)	(2,370)	10,127
Distributions of income from unconsolidated entities	11,932	2,212	2,196
Charge-off of deferred financing costs	6,960	2,834	3,222
Loss (gain) on early extinguishment of debt	44,216	(1,611)	—
Impairment loss on investment in hotels and hotels held for sale	38,289	245,509	144,085
Minority interests	(7,375)	(20,588)	(12,622)
Changes in assets and liabilities:
Accounts receivable	(2,412)	2,597	4,524
Restricted cash operations	(23,467)	2,826	(3,459)
Other assets	(424)	(7,043)	(6,244)
Accrued expenses and other liabilities	(27,069)	(6,978)	(11,750)

Net cash flow provided by operating activities	33,281	52,914	106,037

Cash flows provided by (used in) investing activities:
Acquisition of hotels	(27,759)	—	(49,778)
Improvements and additions to hotels	(95,599)	(64,045)	(60,793)
Cash from consolidation of venture	—	2,705	—
Proceeds from sale of assets	152,686	104,131	29,001
Decrease (increase) in restricted cash-investing	8,155	(689)	239
Cash distributions from unconsolidated entities, net	10,899	6,636	9,114

Net cash flow provided by (used in) investing activities	48,382	48,738	(72,217)

Cash flows provided by (used in) financing activities:
Proceeds from borrowings	523,802	321,119	—
Net proceeds from sale of preferred stock	158,990	—	23,809
Repayment of borrowings	(838,891)	(198,426)	(62,460)
Payment of debt issue costs	(5,517)	(6,656)	(1,455)
Purchase of treasury stock, stock grants, and assumed stock options	—	—	(113)
Proceeds from exercise of stock options	—	—	—
Distributions paid to other partnerships’ minority interests	(4,000)	—	(2,058)
Contribution from minority interest holders	3,247	—	—
Distributions paid to FelCor LP limited partners	—	(492)	(3,696)
Distributions paid to preferred stockholders	(34,757)	(26,908)	(25,907)
Distributions paid to common stockholders	—	(8,796)	(27,378)

Net cash flow provided by (used in) financing activities	(197,126)	79,841	(99,258)

Effect of exchange rate changes on cash	2,888	229	27
Net change in cash and cash equivalents	(112,575)	181,722	(65,411)
Cash and cash equivalents at beginning of periods	231,885	50,163	115,574

Cash and cash equivalents at end of periods	$119,310	$231,885	$50,163

Supplemental cash flow information — Interest paid	$162,324	$160,407	$159,401

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
     In 1994, FelCor Lodging Trust Incorporated, or FelCor, went public as a real estate investment trust, or REIT, with six hotels and a market capitalization of $120 million. We are now the nation’s second largest lodging REIT based on total assets and number of hotels owned, holding ownership interests in 149 hotels at December 31, 2004. We are the owner of the largest number of Embassy Suites Hotels®, Crowne Plaza® and independently owned Doubletree®-branded hotels in North America. Our portfolio also includes 69 full, all-suite hotels.
     FelCor is the sole general partner of, and the owner of an approximately 95% limited partnership interest in, FelCor Lodging Limited Partnership, or FelCor LP. All of our operations are conducted solely through FelCor LP, or its subsidiaries.
     At December 31, 2004, we had ownership interests in 149 hotels. We owned a 100% real estate interest in 112 hotels, a 90% or greater interest in entities owning seven hotels, a 60% interest in an entity owning two hotels, a 51% interest in an entity owning eight hotels and 50% interests in unconsolidated entities that own 20 hotels. As a result of our ownership interests in the operating lessees of 144 of these hotels, we reflect their operating revenues and expenses in our consolidated statements of operations. Effective July 1, 2004, we transferred a 49% interest in the lessee of 12 jointly-owned hotels to our joint venture partner, which will share proportionately in the income or loss of the lessee with respect to these hotels. As of December 31, 2004, we own 100% of the consolidated operating lessees of 129 hotels and 51% of the consolidated operating lessees of 20 hotels. The operations of 133 of the 144 hotels were included in continuing operations at December 31, 2004. The operating revenues and expenses of the remaining five hotels are unconsolidated.
     At December 31, 2004, we had 59,817,304 shares of FelCor common stock and 2,788,135 units of FelCor LP limited partnership interest outstanding.
     The following table reflects the distribution, by brand, of the 133 hotels included in our consolidated hotel continuing operations at December 31, 2004:

Brand	Hotels	Rooms
Embassy Suites Hotels	55	13,925
Doubletree and Doubletree Guest Suites®	10	2,206
Holiday Inn® — branded	36	12,221
Crowne Plaza and Crowne Plaza Suites®	12	4,025
Sheraton® and Sheraton Suites®	10	3,269
Other brands	10	2,482

Total hotels	133

     The hotels shown in the above table are located in the United States (31 states) and Canada (two hotels), with concentrations in Texas (26 hotels), California (19 hotels), Florida (16 hotels) and Georgia (14 hotels). Approximately 56% of our hotel room revenues were generated from hotels in these four states during 2004.
     At December 31, 2004, of the 133 consolidated hotels included in continuing operations, (i) subsidiaries of Hilton Hotels corporation, or Hilton, managed 65, (ii) subsidiaries of InterContinental Hotels Group, or IHG, managed 51, (iii) subsidiaries of Starwood Hotels & Resorts Worldwide Inc., or Starwood, managed 11, (iv) and other management companies managed six.
     Certain reclassifications have been made to prior period financial information to conform to the current period’s presentation with no effect to previously reported net loss or stockholders’ equity.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Summary of Significant Accounting Policies
     Principles of Consolidation — Our accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation. Investments in unconsolidated entities (50 percent owned ventures) are accounted for by the equity method.
     Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     Investment in Hotels — Our hotels are stated at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings, 15 to 20 years for improvements and three to seven years for furniture, fixtures, and equipment.
     We periodically review the carrying value of each of our hotels to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, we prepare a projection of the undiscounted future cash flows over the shorter of the hotel’s estimated useful life or the expected hold period, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, we make an adjustment to reduce carrying value of the hotel to its then fair value. We use recent operating results and current market information to arrive at our estimates of fair value.
     Maintenance and repairs are expensed and major renewals and improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from our accounts and the related gain or loss is included in operations.
     Acquisition of Hotels — Our hotel acquisitions consist almost exclusively of land, building, furniture, fixtures and equipment, and inventory. We allocate the purchase price among these asset classes based upon their respective values determined in accordance with Statement of Financial Accounting Standards, or SFAS, 141, “Business Combinations.” When we acquire properties, we acquire them for use. The only intangible assets typically acquired consist of miscellaneous operating agreements all of which are of short duration and at market rates. We do not generally acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when we acquire hotels. In conjunction with the acquisition of a hotel, we typically negotiate new franchise and management agreements with the selected brand owner and manager.
     Investment in Unconsolidated Entities — We own a 50% interest in various real estate ventures in which the partners or members jointly make all material decisions concerning the business affairs and operations. Additionally, we also own a preferred equity interest in one of these real estate ventures. Because we do not control these entities, we carry our investment in unconsolidated entities at cost, plus our equity in net earnings or losses, less distributions received since the date of acquisition and any adjustment for impairment. Our equity in net earnings or losses is adjusted for the straight-line depreciation, over the lower of 40 years or the remaining life of the venture, of the difference between our cost and our proportionate share of the underlying net assets at the date of acquisition. We periodically review our investment in unconsolidated entities for other than temporary declines in market value. Any decline that is not expected to recover in the next 12 months is considered other than temporary and an impairment is recorded as a reduction in the carrying value of the investment. Estimated fair values are based on our projections of cash flows and market capitalization rates.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Summary of Significant Accounting Policies — (continued)
     Hotels Held for Sale — We consider each individual hotel to be an identifiable component of our business. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we do not consider hotels as “held for sale” until it is probable that the sale will be completed within one year. Once a hotel is “held for sale” the operations related to the hotel are included in discontinued operations. We consider a hotel as “held for sale” once we have executed a contract for sale, allowed the buyer to complete their due diligence review, and received a substantial non-refundable deposit. Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer’s obligation to perform have been satisfied, we do not consider a sale to be probable.
     We do not depreciate hotel assets so long as they are classified as “held for sale.” Upon designation of a hotel as being “held for sale,” and quarterly thereafter, we review the carrying value of the hotel and, as appropriate, adjust its carrying value to the lesser of depreciated cost for fair value, less cost to sell, in accordance with SFAS 144. Any such adjustment in the carrying value of a hotel classified as “held for sale” is reflected in discontinued operations. We include in discontinued operations the operating results of those hotels that are classified as “held for sale” or that have been sold.
     Cash and Cash Equivalents — All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.
     We place cash deposits at major banks. Our bank account balances may exceed the Federal Depository Insurance Limits of $100,000; however, management believes the credit risk related to these deposits is minimal.
     Restricted Cash —Restricted cash includes reserves for capital expenditures, real estate taxes, and insurance, as well as cash collateral deposits due to mortgage debt agreement provisions.
     Deferred Expenses — Deferred expenses, consisting primarily of loan costs, are recorded at cost. Amortization is computed using a method that approximates the interest method over the maturity of the related debt.
     Other Assets — Other assets consist primarily of hotel operating inventories, prepaid expenses and deposits.
     Revenue Recognition — Approximately 99.8% to 99.9% of our revenue is comprised of hotel operating revenues, such as room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remaining 0.1% to 0.2% of our revenue is from retail space rental revenue and other sources.
     We do not have any time-share arrangements and do not sponsor any frequent guest programs for which we would have any contingent liability. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated frequent guest points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the frequent guest programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Summary of Significant Accounting Policies — (continued)
     Foreign Currency Translation — Results of operations for our Canadian hotels are maintained in Canadian dollars and translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in accumulated other comprehensive income.
     Capitalized Cost — We capitalize interest and certain other costs, such as property taxes, land leases, and property insurance relating to hotels undergoing major renovations and redevelopments. Such costs capitalized in 2004, 2003, and 2002, were $3.6 million, $2.0 million and $1.4 million, respectively.
     Net Income (Loss) Per Common Share — We compute basic earnings per share by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. We compute diluted earnings per share by dividing net income (loss) available to common stockholders by the weighted average number of common shares and equivalents outstanding. Common stock equivalents represent shares issuable upon exercise of stock options and unvested officers’ restricted stock grants.
     For all years presented, our Series A Cumulative Preferred Stock, or Series A preferred stock, if converted to common shares, would be antidilutive; accordingly we do not assume conversion of the Series A preferred stock in the computation of diluted earnings per share. For all years presented, stock options granted are not included in the computation of diluted earnings per share because the average market price of the common stock during each respective year exceeded the exercise price of the options.
     Stock Compensation — We apply Accounting Principles Board, or APB, Opinion 25 and related interpretations in accounting for our stock based compensation plans for stock based compensation issued prior to January 1, 2003. In 1995, SFAS 123, “Accounting for Stock-Based Compensation,” was issued, which, if fully adopted by us, would have changed the methods we apply in recognizing the cost of the plans. As permitted under the transition provisions of SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” we began recognizing compensation expense in accordance with SFAS 123 for all new awards issued after December 31, 2002. Had the compensation cost for our stock-based compensation plans been determined in accordance with SFAS 123 prior to January 1, 2003, our net income or loss and net income or loss per common share for the periods presented would approximate the pro forma amounts below (in thousands, except per share data):

	2004	2003	2002
Loss from continuing operations, as reported	$(95,863)	$(178,914)	$(53,942)
Add stock based compensation included in the net loss, as reported	2,945	2,210	2,088
Less stock based compensation expense that would have been included in the determination of net loss if the fair value method had been applied to all awards	(3,001)	(2,355)	(2,617)

Loss from continuing operations, pro forma	$(95,919)	$(179,059)	$(54,471)

Basic and diluted net loss from continuing operations per common share:
As reported	$(2.22)	$(3.51)	$(1.48)
Pro forma	$(2.22)	$(3.51)	$(1.49)
     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.
     Derivatives — We record derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders’ equity or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and the nature of the hedging activity.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Summary of Significant Accounting Policies — (continued)
     Segment Information — SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment.
     Distributions and Dividends — We and FelCor LP have historically paid regular quarterly distributions on our common stock and partnership units. Additionally, we have paid regular quarterly dividends on our preferred stock in accordance with our preferred stock dividend requirements. In 2003, we announced that, as the result of declines in our portfolio’s average daily rate, which was attributed to the uncertain geopolitical environment and soft business climate, along with the risk of further margin deterioration, we suspended payment of regular common dividends. Our ability to make distributions is dependent on our receipt of quarterly distributions from FelCor LP, and FelCor LP’s ability to make distributions is dependent upon the results of operations of our hotels.
     Minority Interests — Minority interests in FelCor LP and other consolidated subsidiaries represent the proportionate share of the equity in FelCor LP and other consolidated subsidiaries not owned by us. We allocate income and loss to minority interest based on the weighted average percentage ownership throughout the year.
     Income Taxes — We have elected to be treated as a REIT under Sections 856 to 860 of the Internal Revenue Code. We generally lease our hotels to wholly-owned taxable REIT subsidiaries, or TRSs, that are subject to federal and state income taxes. Through these leases we record room revenue, food and beverage revenue and other revenue related to the operations of our hotels. We account for income taxes in accordance with the provisions of SFAS 109. Under SFAS 109, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
3. Investment in Hotels
     Investment in hotels at December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003
Building and improvements	$3,032,766	$3,142,853
Furniture, fixtures and equipment	520,441	512,927
Land	316,364	333,060
Construction in progress	39,450	1,124

	3,909,021	3,989,964
Accumulated depreciation	(948,631)	(886,168)

	$2,960,390	$3,103,796

     In 2004, we acquired the 132 room Santa Monica Hotel in California for $27.8 million. We entered into a 14-year management agreement with IHG for the hotel. We utilized cash on hand to acquire this hotel. Discussions of 2004 hotel dispositions are included in our Discontinued Operations footnote.
     In 2003, we sold parking garages adjacent to our hotels in Philadelphia, Pennsylvania, and San Francisco, California, for net sales proceeds of $12.1 million and realized aggregate gains of $0.3 million. Discussions of 2003 hotel dispositions are included in our Discontinued Operations footnote.
     In June 2002, we sold retail space associated with the Allerton Hotel located in Chicago, Illinois, for net proceeds of $16.7 million and recorded a net gain of $5.1 million. In addition, in 2002 we also recognized a $0.2 million gain related to the condemnation of land adjacent to one of our hotels.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. Investment in Hotels — (continued)
     In April 2002, we sold our 183-room Doubletree Guest Suites hotel in Boca Raton, Florida, and received net sales proceeds of $6.5 million. We recorded a net gain of $0.8 million on the sale.
     We invested $96 million and $64 million in additions and improvements to our consolidated hotels during the years ended December 31, 2004 and 2003, respectively. Additionally our pro rata share of capital expenditures for our unconsolidated hotels were $6 million and $4 million during the years ended December 31, 2004 and 2003, respectively.
4. Impairment Charge
     Our hotels are comprised of operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the remainder of our operations. Accordingly, we consider our hotels to be components as defined by SFAS 144 for purposes of determining impairment charges and reporting discontinued operations.
     When testing for recoverability we generally use historical and projected cash flows over the expected hold period. When determining fair value for purposes of determining impairment we use a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets in specific markets.
     The estimated cash flows used to test for recoverability are undiscounted cash flow while the cash flows used for determining fair values are discounted using a reasonable capitalization rate, or as earlier noted based on the local market conditions using recent sales of similar assets.
     In 2004, we recorded impairment charges, under the provisions of SFAS 144, of $38.3 million ($17.5 million of which is included in continuing operations and the remainder is included in discontinued operations). The 2004 charges primarily related to 17 assets of which 14 non-strategic hotels were held for investment at December 31, 2004, two were sold during the year and one was held for sale at year end. Ten of these assets were written down to their fair value because the projected undiscounted cash flows for the remaining holding period did not exceed their carrying value. With respect to one hotel, we entered into an option in the third quarter 2004 that would permit the option holder to purchase the hotel for substantially less than its carrying value. The remaining seven hotels experienced lower than expected operating results, compared to prior year and budget, and recently forecasted 2005 hotel operating margins continue to be depressed for these hotels. These seven hotels, among others, are currently being reviewed for possible disposition.
     In 2003, we recorded impairment charges, under the provisions of SFAS 144, of $245.5 million ($104.6 million of which is included in continuing operations and the remainder is included in discontinued operations). The 2003 charges were primarily related to our third quarter decision to sell 11 IHG-managed hotels, following an amendment to the management agreements on these hotels, and our fourth quarter decision to sell an additional seven hotels. We tested certain of our previously impaired non-strategic hotels for recoverability during the fourth quarter of 2003 as the result of one or more of the following circumstances: continued operating losses; further declines in revenue, in excess of that in our core portfolio; further reductions in the estimated hold periods; and revised estimates of fair value. As result, we recorded additional impairment charges on certain of the non-strategic hotels identified for sale in 2002.
     In 2002, we recorded impairment charges of $144.1 million under the provisions of SFAS 144 ($10.4 million of which is included in continuing operations and the remainder is included in discontinued operations). This impairment charge related principally to our fourth quarter 2002 decision to sell 33 hotels.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. Impairment Charge — (continued)
     In 2002, we also recorded an impairment charge of $13.4 million related to an other than temporary decline in value of certain equity method investments under the provisions of Accounting Principles Board Opinion 18, “The Equity Method of Accounting for Common Stocks,” or APB 18. In accordance with APB 18, other than temporary declines in fair value of our investment in unconsolidated entities result in reductions in the carrying value of these investments. We consider a decline in value in our equity method investments that is not estimated to recover within 12 months to be other than temporary.
     The non-strategic hotels held for investment, which are included in our continuing operations, were tested for impairment as required by SFAS 144 using the undiscounted cash flows for the shorter of the estimated remaining holding periods or the useful life of the hotels. Those hotels that failed the impairment test described in SFAS 144 were written down to their current estimated fair value, before any selling expenses. These hotels continue to be depreciated over their remaining useful lives.
     We may be subject to additional impairment charges in the event that operating results of individual hotels are materially different from our forecasts, the economy and lodging industry remains weak, or if we shorten our contemplated holding period for certain of our hotels.
5. Discontinued Operations
     The results of operations of the 16 hotels sold during 2003, 18 hotels disposed of in 2004, nine hotels sold in 2005, and the two hotels subject to a firm sale contract and designated as held for sale at June 30, 2005, are presented in discontinued operations for the periods presented.
     Condensed combined financial information for the 45 hotels included in discontinued operations is as follows:

	Year Ended December 31,
	2004	2003	2002
Hotel operating revenue	$106,839	$178,964	$198,799
Operating expenses	(104,460)	(179,563)	(194,917)

Operating income (loss)	2,379	(599)	3,882
Direct interest costs, net	(2,011)	(1,831)	(2,030)
Impairment	(20,800)	(140,901)	(133,666)
Lease termination expense from asset disposition	(4,900)	—	—
Gain on the early extinguishment of debt	—	1,611	—
Gain on disposition	19,422	2,376	200
Minority interest	1,646	8,114	6,975

Income (loss) from discontinued operations	$(4,264)	$(131,230)	$(124,639)

     In the first quarter of 2004 we sold four hotels (Holiday Inn Plano, Texas; Hampton Inn Omaha – South West, Nebraska and Crowne Plaza hotels in Jackson, Mississippi and Houston, Texas), for gross proceeds of $30 million.
     In the second quarter of 2004 we sold three hotels (Holiday Inn St. Louis, Missouri and two Holiday Inn & Suites in Odessa, Texas), for gross proceeds of $12 million.
     In the third quarter of 2004 we sold five hotels (Holiday Inn hotels in Beaumont, Texas; Midland, Texas and Albuquerque, New Mexico; an independent hotel in Avon, Colorado and a Holiday Inn & Suites in Omaha, Nebraska), for gross proceeds of $29 million.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. Discontinued Operations – (continued)
     In the fourth quarter of 2004 we sold five hotels (a Harvey Hotel in Dallas, Texas; a Homewood Suites in Omaha, Nebraska and Crowne Plaza hotels in Dallas, Texas, Hartford, Connecticut, and Secaucus, New Jersey) for gross proceeds of $86 million.
     In January 2005, we sold the Holiday Inn Salt Lake City, Utah, for gross proceeds of $1.2 million and, in April 2005, the Whispering Woods Conference Center in Olive Branch, Mississippi, for gross proceeds of $9.0 million. The Moline, Illinois, Holiday Inn and Holiday Inn Select were sold in May 2005 for aggregate gross proceeds of $13 million. In the second quarter of 2005, we surrendered five limited service hotels, owned by a consolidated joint venture, to their non-recourse mortgage holder. The book value of these hotels approximated the book value of the debt extinguished, therefore no gain or loss was recorded.
     From the sale of the hotels in 2004, we recorded a net gain of $19.4 million.
     We leased the San Francisco Holiday Inn Select Downtown & Spa hotel under a lease that was scheduled to expire in December 2004. In May 2003, the lessor asserted that we were in default of our obligations for maintenance, repair and replacement under the lease, and asserted that the cost of correcting the alleged deficiencies was $13.9 million. The lessor subsequently asserted that we were also in default of our capital expenditure obligations under the lease in the amount of $3 million. In October 2003, we reached a partial settlement with the lessor, pursuant to which we paid the lessor $296,000 in full satisfaction and discharge of certain maintenance obligations that the lessor had valued in its original claim at $470,300. On May 3, 2004, we executed a settlement agreement. Under the terms of the settlement, we paid the lessor $5 million which has been recorded as lease termination expense in the accompanying financial statements. We transferred our interest in the hotel to the lessor as of June 30, 2004, and have been relieved of the obligation to make any additional capital improvements to the hotel and have received a full release of all known and unknown claims and further obligations under the lease. We have also received a release of termination liability to IHG under its management agreement with respect to this hotel upon its termination in connection with the above settlement.
     In October 2003, we sold four Holiday Inn-branded hotels in Ontario, Canada for net proceeds of $30.6 million; five hotels (Embassy Suites Hotels in Syracuse, New York, Phoenix, and Flagstaff, Arizona, and Doubletree Guest Suites hotels in Columbus, and Dayton, Ohio), for net proceeds of $48.2 million; a Crowne Plaza hotel in Greenville, South Carolina, for net proceeds of $4.2 million; and a Holiday Inn in Texarkana, Arkansas, for net proceeds of $2.5 million. From the sale of these hotels, we realized a net gain of $3.0 million on disposition, which included a $3.5 million gain from foreign currency translation previously recorded in other comprehensive income.
     In August 2003, we relinquished title to two low rise Harvey hotels in Dallas through a foreclosure action. This resulted in a gain of $0.3 million from the extinguishment of $9.7 million of debt (net of escrow balances).
     In July 2003, we sold our Doubletree Guest Suites in Nashville, Tennessee, for net proceeds of $3.0 million. In May 2003, we sold two non-strategic hotels, the 138-room Hampton Inn in Moline, Illinois, and the 132-room Hampton Inn in Davenport, Iowa, for aggregate net sales proceeds of $6.4 million. From the sale of these hotels we realized a net loss on disposition of $0.9 million.
6. Investment in Unconsolidated Entities
     We owned 50% interests in joint venture entities that owned 20 hotels at December 31, 2004, and December 31, 2003. We also owned a 50% interest in entities that own real estate in Myrtle Beach, South Carolina, provide condominium management services, and lease four hotels. We account for our investments in these unconsolidated entities under the equity method. We do not have any majority-owned subsidiaries that are not consolidated in our financial statements. We make adjustments to our equity in income from unconsolidated entities related to the difference between our basis in investment in unconsolidated entities compared to the historical basis of the assets recorded by the joint ventures.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. Investment in Unconsolidated Entities — (continued)
     Summarized unaudited combined financial information for 100% of these unconsolidated entities is as follows (in thousands):

	December 31,
	2004	2003
Balance sheet information:
Investment in hotels, net of accumulated depreciation	$282,028	$326,835
Total assets	$313,104	$384,825
Debt	$218,292	$275,209
Total liabilities	$237,597	$295,552
Equity	$75,507	$89,273
     Debt of our unconsolidated entities at December 31, 2004, consisted of $218.3 million of non-recourse mortgage debt, of which our pro rata share is $109.1 million.
     Summarized unaudited combined statement of operations information for 100% of our unconsolidated entities is as follows (in thousands):

	2004		2003	2002
Total revenues	$67,902		$75,456	$84,926
Net income	$16,247	(a)	$9,438	$8,818
Net income attributable to FelCor	$18,483		$4,459	$4,409
Preferred return	516		514	1,341
Depreciation of cost in excess of book value	(1,878)		(2,603)	(2,458)
Impairment loss	—		—	(13,419)

Equity in income (loss) from unconsolidated entities	$17,121		$2,370	$(10,127)

     (a) Includes $17.5 million from the gain on the sale of residential condominium development in Myrtle Beach, South Carolina, which was realized in 2004. Our share of the gain was $8.8 million. We also recorded additional gains of $1.9 million in our equity in income from unconsolidated entities to reflect the differences between our historical basis in the assets sold and the basis recorded by the condominium joint venture.
     A summary of the components of our investment in unconsolidated entities as of December 31, 2004 and 2003 is as follows:

	2004	2003
Hotel investments	$107,421	$114,178
Land and condominium investments	4,124	2,523
Hotel lessee investments	(702)	(148)

	$110,843	$116,553

     A summary of the components of our equity in income (loss) of unconsolidated entities for the years ended December 31, 2004, 2003, and 2002, are as follows:

	2004	2003	2002
Hotel investments, including an impairment loss in 2002 of $13,419	$17,673	$2,981	$(8,852)
Hotel lessee operations	(552)	(611)	(1,275)

	$17,121	$2,370	$(10,127)

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. Debt
     Debt at December 31, 2004 and 2003, consists of the following (in thousands):

					Balance Outstanding
	Encumbered	Interest Rate at		Maturity	December 31,
	Hotels	December 31, 2004		Date	2004	2003
Promissory note	none	4.31	(a)	June 2016	$650	$650
Senior unsecured term notes	none	—		Oct. 2004	—	174,888
Senior unsecured term notes	none	7.63		Oct. 2007	122,426	124,617
Senior unsecured term notes	none	—		Sept. 2008	—	596,865
Senior unsecured term notes	none	9.00		June 2011	298,409	298,158
Senior unsecured term notes	None	7.19	(b)	June 2011	290,000	—

Total unsecured debt(c)		8.02			711,485	1,195,178

Mortgage debt	15 hotels	5.50		July 2009-2014	192,363	—
Mortgage debt	10 hotels	4.63	(d)	May 2006	144,669	148,080
Mortgage debt	15 hotels	7.24		Nov. 2007	127,316	131,721
Mortgage debt	7 hotels	7.32		April 2009	130,458	92,445
Mortgage debt	6 hotels	7.55		June 2009	67,959	69,566
Mortgage debt	8 hotels	8.70		May 2010	175,504	178,118
Mortgage debt	7 hotels	8.73		May 2010	135,690	138,200
Mortgage debt	1 hotel	4.06	(a)	August 2008	15,500	15,500
Mortgage debt	1 hotel	7.23		September 2005	10,521	11,286
Mortgage debt	8 hotels	7.48		April 2011	49,476	50,305
Other	1 hotel	9.17		August 2011	6,181	6,956

Total secured debt(c)	79 hotels	7.00			1,055,637	842,177

Total(c)		7.41%			$1,767,122	$2,037,355

(a)	Variable interest rate based on LIBOR. The six month LIBOR was 2.78% at December 31, 2004.

(b)	$100 million of these notes were matched with interest rate swap agreements that effectively converted the variable interest rate to a fixed rate.

(c)	Interest rates are calculated based on the weighted average outstanding debt at December 31, 2004.

(d)	Variable interest rate based on LIBOR. This debt may be extended at our option for up to two, one-year periods.
     We reported interest expense net of interest income of $2.8 million, $2.3 million and $2.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. We capitalized interest of $1.5 million, $0.6 million and $0.8 million, for the years ended December 31, 2004, 2003 and 2002, respectively.
     In May 2004, we issued $175 million in aggregate principal amount of Senior Floating Notes due June 1, 2011, or the 2011 Notes, and we received net proceeds of $174.1 million. The 2011 Notes bear interest, adjusted semi annually, at the six-month LIBOR plus 4.25% and rank equally with our other existing senior unsecured debt. The 2011 Notes are callable on or after December 1, 2006, at an initial redemption price of 102%. In July 2004, we issued an additional $115 million of the 2011 Notes with identical terms and conditions as the $175 million issued in May 2004.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. Debt — (continued)
     On June 9, 2004, we redeemed all $175 million in principal amount of our outstanding 7.375% Senior Notes due 2004. The redemption price was $1,018 per $1,000 of the principal amount, plus accrued interest. With the retirement of this debt, we recorded a loss on redemption of $3.2 million and wrote off $0.3 million of debt issue costs. We also recorded a $1 million gain on the unwinding of the interest rate swaps tied to this debt.
     During 2004, we purchased all $600 million of our 9.5% Senior Notes due 2008 (which bore interest at 10% as a result of the 2003 downgrade of the credit ratings on our senior notes) through tender offers, redemptions and by purchases in the open market, at an average price of $1,063.55 per $1,000 in principal amount. With the retirement of this debt, we recorded a loss on early extinguishment of debt of $41 million of which $38.2 million related to the premium paid in excess of par and $2.8 million related to the charge off of unamortized discount. We also wrote off debt issue costs of $6.5 million.
     In 2004 we also elected to terminate our line of credit and wrote off debt issue costs of $0.2 million. We charged off $2.8 million and $3.2 million of unamortized deferred costs as a result of a reduction of the line of credit commitments in 2003 and 2002, respectively.
     In June 2003, we entered in to a new secured delayed draw facility with JPMorgan Chase Bank for up to $200 million. In 2004, we borrowed $194 million under this facility (collateralized by 15 hotels). The amount drawn under the facility was converted into: (i) $107 million of nine separate fixed rate CMBS loans secured by nine hotels with a weighted average interest rate of 6.5% and with maturity dates ranging form 2009 to 2014, and (ii) $87 million under a cross-collateralized floating rate CMBS loan secured by six hotels with an interest rate of LIBOR plus 2.11% and with a maturity date of 2009, including extension options which are subject to our satisfaction of certain conditions. On July 28, 2004, we cancelled the unused balance of this $200 million facility.
     In December 2004, we closed on $40 million second mortgage financing with regard to seven of our hotels. The second mortgage loan has a fixed interest rate of 6.82% and contains the same terms and conditions as the first mortgage, including the maturity date of March 2009.
     At December 31, 2004, we had aggregate mortgage indebtedness of $1.1 billion that was secured by 79 of our consolidated hotels with an aggregate book value of $1.8 billion. Substantially all of this debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse provisions. Loans secured by 41 hotels provide for lock-box arrangements. With respect to loans secured by 23 of these hotels, if the debt service coverage ratios fall below certain levels, the lender is entitled to apply the revenues from the hotels securing the loan to satisfy current requirements for debt service, taxes, insurance and other reserves, before the balance of the revenues, if any, would be available to the owner to pay the expenses of hotel operations and provide a return to the owner. Eight of these 23 hotels, which accounted for 2% of our total revenues in 2004, are currently below the prescribed debt service coverage ratios and are subject to these lock-box requirements. These eight hotels, in the aggregate, are currently covering their hotel operating expenses, before capital expenditures.
     With respect to loans secured by the remaining 18 hotels, the owner is permitted to retain 115% of budgeted hotel operating expenses before the remaining revenues would become subject to a similar lock-box arrangement if a specified debt service coverage ratio was not met. The mortgage loans secured by 16 of these 18 hotels also provide that, so long as the debt service coverage ratios remain below a second, even lower minimum level, the lender may retain any excess cash (after deduction for the 115% of budgeted operating expenses, debt service, tax, insurance and other reserve requirements) and, if the debt service coverage ratio remains below this lower minimum level for 12 consecutive months, apply any accumulated excess cash to the

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. Debt — (continued)
prepayment of the principal amount of the debt. If the debt service coverage ratio exceeds the lower minimum level for three consecutive months, any then accumulated excess cash will be returned to the owner. Ten of these 18 hotels, which accounted for 6% of our total revenues in 2004, are currently below the applicable debt service coverage ratio and are subject to the lock-box provisions. None of the hotels are currently below the second, even lower minimum debt service coverage ratio that would permit the lender to retain excess cash after deduction for the 115% of budgeted operating expenses, debt service, tax, insurance and other reserve requirements.
     Our publicly-traded senior unsecured notes require that we satisfy total leverage, secured leverage and an interest coverage tests in order to: incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; pay dividends in excess of the minimum dividend required to meet the REIT qualification test; repurchase capital stock; or merge. As of the date of this filing, we have satisfied all such tests. Under the terms of certain of our indentures, we are prohibited from repurchasing any of our capital stock, whether common or preferred, subject to certain exceptions, so long as our debt-to-EBITDA ratio, as defined in the indentures, exceeds 4.85 to 1. Debt, as defined in the indentures, approximates our consolidated debt. EBITDA is defined in the indentures as consolidated GAAP net income, adjusted for minority interest in FelCor LP, actual cash distributions by unconsolidated entities, gains or losses from asset sales, dividends on preferred stock and extraordinary gains and losses (as defined at the date of the indentures), plus interest expense, income taxes, depreciation expense, amortization expense and other non-cash items. Our debt-to-EBITDA ratio, as defined, was 4.8 to 1, 6.0 to 1 and 5.3 to 1 for the years ended December 31, 2004, 2003 and 2002, respectively. The ratio increased in 2002 and 2003 principally because of the decline in our EBITDA as a result of the recession that began in March of 2001 and was exacerbated by the terrorist attacks of September 11, 2001. These events contributed to a deep and protracted recession in the hospitality industry. Our EBITDA has also decreased due to the sale of non-strategic hotels. Although our current debt-to-EDITDA ratio is slightly below 4.85 to 1 a decline in our EBITDA, as a result of asset sales or adverse economic developments, or an increase in our debt, could again make us subject to this limitation.
     If actual operating results fall significantly below our current expectations, as reflected in our current public guidance, or if interest rates increase substantially above expected levels, we may be unable to continue to satisfy the incurrence test under the indentures governing our senior unsecured notes. In such event we may be prohibited from, among other things, incurring any additional indebtedness, except under certain specific exceptions, or paying dividends on our preferred or common stock, except to the extent necessary to satisfy the REIT qualification requirement that we distribute currently at least 90% of our taxable income. In the event of our failure of this incurrence test, based upon our current estimates of taxable income for 2005, we would be unable to distribute the full amount of dividends accruing under our outstanding preferred stock in 2005 and, accordingly, could pay no dividends on our common stock.
     Future scheduled principal payments on debt obligations at December 31, 2004, are as follows (in thousands):

Year
2005	$32,319
2006(a)	161,043
2007	263,798
2008	34,595
2009	280,768
2010 and thereafter	999,128

1,771,651
Discount accretion over term	(4,529)

$1,767,122

(a)	Includes $145 million non-recourse mortgage loan maturing in 2006, that may be extended at our option for up to two, one-year periods, subject to certain contingencies.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8. Derivatives
     On the date we enter into a derivative contract, we designate the derivative as a hedge to the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), or the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge). For a fair value hedge, the gain or loss is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. At December 31, 2004, all of our outstanding hedges were cash flow hedges.
     We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy, relating to our various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or specific firm commitments. We also formally assess (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows or fair values of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When we determine that a derivative is not (or has ceased to be) highly effective as a hedge, we will discontinue hedge accounting, prospectively.
     In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. It is our objective to use interest rate hedges to manage our fixed and floating interest rate position and not to engage in speculation on interest rates. We manage interest rate risk based on the varying circumstances of anticipated borrowings, and existing floating and fixed rate debt. We will generally seek to pursue interest rate risk mitigation strategies that will result in the least amount of reported earnings volatility under generally accepted accounting principles, while still meeting strategic economic objectives and maintaining adequate liquidity and flexibility. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.
     In June 2004, we unwound six interest rate swap agreements with an aggregate notional amount of $175 million that were matched with the $175 million in senior unsecured notes due 2004 that we redeemed. A $1 million gain was recorded, offsetting the loss on the redemption of the debt. Also during June 2004, five additional swaps with an aggregate amount of $125 million that were matched to the $125 million senior unsecured notes due 2007 were unwound at a cost of $2.3 million. The $2.3 million was applied to the principal balance of these notes and will be amortized to interest expense over the remaining life of the debt. During July 2004, four interest rate swap agreements with a notional value of $100 million, that were matched to mortgage debt maturing in November 2007, were unwound at a cost of $1.3 million. The $1.3 million was applied to the principal balance of this debt and will be amortized to interest expense over the remaining life of this debt.
     To manage the relative mix of our debt between fixed and variable rate instruments, at December 31, 2004, we had three cash flow interest rate swap agreements with three financial institutions with an aggregate notional value of $100 million. These cash flow swap agreements modify a portion of the interest characteristics of our outstanding variable rate debt, without an exchange of the underlying principal amount, and effectively convert variable rate debt to a fixed rate. These swaps have been 100% effective through December 31, 2004.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8. Derivatives — (continued)
     To determine the fair values of our derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.
     At December 31, 2004, we had three interest rate swaps with aggregate notional amount of $100 million, maturing in December 2007. These interest rate swaps are designated as cash flow hedges, and are marked to market through other comprehensive income. The estimated unrealized net gain on these interest rate swap agreements was approximately $0.1 million at December 31, 2004, and represents the amount we would receive if the agreements were terminated, based on current market rates. The interest rate received on these interest rate swaps is 4.25% plus LIBOR and the interest rate paid is 7.80%.
     The amounts paid or received by us under the terms of the interest rate swap agreements are accrued as interest rates change, and we recognize them as an adjustment to interest expense, which will have a corresponding effect on our future cash flows. The interest rate swaps decreased interest expense by $4.1 million, $7.2 million and $4.0 million during the years ended December 31, 2004, 2003 and 2002, respectively. Our interest rate swaps have monthly to semi-annual settlement dates. Agreements such as these contain a credit risk in that the counterparties may be unable to fulfill the terms of the agreement. We minimize that risk by evaluating the creditworthiness of our counterparties, who are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties. The Standard & Poor’s credit ratings for each of the financial institutions that are counterparties to our interest rate swap agreements are AA-.
     To fulfill requirements under the $150 million secured loan facility executed in April 2003, we purchased 6% interest rate caps with a notional amount of $144.7 million. We concurrently sold interest rate caps with identical terms. In July 2004, we purchased 6.5% interest rate caps on LIBOR with a notional amount of $86.4 million to fulfill requirements under an $87 million cross-collateralized floating rate CMBS loan and concurrently sold interest rate caps with identical terms. These interest rate cap agreements have not been designated as hedges. The fair value of both the purchased and sold interest rate caps was $0.02 million at December 31, 2004, resulting in no net earnings impact.
9. Fair Value of Financial Instruments
     SFAS 107 requires disclosures about the fair value of all financial instruments, whether or not recognized for financial statement purposes. Disclosures about fair value of financial instruments are based on pertinent information available to management as of December 31, 2004. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
     Our estimates of the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; (ii) debt is based upon effective borrowing rates for issuance of debt with similar terms and remaining maturities; and (iii) our interest rate swaps and the hedged debt are recorded at estimates of fair value, which are based on the amount that we estimate we would currently receive upon termination of these instruments at current market rates and with reasonable assumptions about relevant future market conditions. The book value and estimated fair value of our debt is $1.8 billion at December 31, 2004.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Income Taxes
     We have elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our taxable income to our stockholders. We currently intend to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income taxes on net income we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income. In addition, taxable income from non-REIT activities managed through TRSs is subject to federal, state and local taxes.
     We generally lease our hotels to wholly-owned TRSs that are subject to federal and state income taxes. In 2004 and 2003, we also contributed certain hotel assets to our wholly-owned TRSs. We account for income taxes in accordance with the provisions of SFAS 109, “Accounting for Income Taxes.” Under SFAS 109, we account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Reconciliation between TRSs GAAP net loss and taxable loss:
     The following table reconciles the TRS GAAP net loss to taxable loss for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	2004	2003	2002
GAAP net loss	$(100,127)	$(310,144)	$(178,581)
GAAP net loss from REIT operations	35,168	171,463	123,595

GAAP net loss of taxable subsidiaries	(64,959)	(138,681)	(54,986)
Impairment loss not deductible for tax	8,509	39,303	—
Tax loss in excess of book gains on sale of hotels	(12,128)	(31,423)	—
Depreciation and amortization(a)	(4,948)	(1,625)	—
Employee benefits not deductible for tax	1,040	2,381	(2,924)
Other book/tax differences	(3,216)	(2,997)	9

Tax loss of taxable subsidiaries	$(75,702)	$(133,042)	$(57,901)

(a)	The changes in book/tax differences in depreciation and amortization principally resulting from book and tax basis differences, differences in depreciable lives and accelerated depreciation methods.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Income Taxes — (continued)
Summary of TRSs net deferred tax asset:
     At December 31, 2004 and 2003, our TRS had a deferred tax asset, prior to any valuation allowance, primarily comprised of the following (in thousands):

	2004	2003
Accumulated net operating losses of our TRS	$112,682	$81,542
Tax property basis in excess of book	10,524	14,476
Accrued employee benefits net deductible for tax	9,046	8,651
Bad debt allowance not deductible for tax	344	420

Gross deferred tax assets	132,596	105,089
Valuation allowance	(132,596)	(105,089)

Net deferred tax asset	$—	$—

     We have provided a 100% valuation allowance against our deferred tax asset as of December 31, 2004 and 2003, due to the uncertainty of realization (because of ongoing operating losses) and, accordingly, no provision or benefit for income taxes is reflected in the accompanying Consolidated Statements of Operations. As of December 31, 2004, the TRS has net operating loss carryforwards for federal income tax purposes of $296 million which are available to offset future taxable income, if any, through 2024.
Reconciliation between REIT GAAP net loss and taxable income loss:
     The following table reconciles REIT GAAP net loss to taxable income (loss) for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
GAAP net loss from REIT operations	$(35,168)	$(171,463)	$(123,595)
Book/tax differences, net:
Depreciation and amortization(a)	2,386	14,236	32,719
Minority interests	(2,724)	(19,241)	(19,780)
Tax loss in excess of book gains on sale of hotels	(10,893)	(2,736)	(4,681)
Impairment loss not deductible for tax	29,779	206,206	157,504
Other	1,314	(184)	1,355

Taxable income (loss) subject to distribution requirement(b)	$(15,306)	$26,818	$43,522

(a)	Book/tax differences in depreciation and amortization principally result from differences in depreciable lives and accelerated depreciation methods.

(b)	The dividend distribution requirement is 90%.
          If we sell any asset acquired from Bristol Hotel Company, or Bristol, within 10 years after our merger with Bristol in 1998, and we recognize a taxable gain on the sale, we will be taxed at the highest corporate rate on an amount equal to the lesser of the amount of gain that we recognize at the time of the sale, or the amount of gain that we would have recognized if we had sold the asset at the time of the Bristol merger for its then fair market value. The sales of Bristol hotels that have been made to date have not resulted in any material amount of tax liability. If we are successful in selling the hotels that we have designated as non-strategic, the majority of which are Bristol hotels, we could incur corporate income tax with respect to the related built in gain, the amount of which cannot yet be determined. At the current time, we believe that we will be able to avoid any substantial built in gain tax on these sales through offsetting built in losses, like kind exchanges and other tax planning strategies.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Income Taxes — (continued)
Characterization of distributions:
     For income tax purposes, distributions paid consist of ordinary income, capital gains, return of capital or a combination thereof. For the years ended December 31, 2004, 2003 and 2002, distributions paid per share were characterized as follows:

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Common Stock
Ordinary income	$—	—	$—	—	$0.42	70.10
Return of capital	—	—	—	—	0.18	29.90

	$—	—	$—	—	$0.60	100.00

Preferred Stock – Series A
Ordinary income	$0.0425	2.18	$1.95	100.00	$1.95	100.00
Return of capital	1.9075	97.82	—	—	—	—

	$1.9500	100.00	$1.95	100.00	$1.95	100.00

Preferred Stock – Series B
Ordinary income	$0.0491	2.18	$2.25	100.00	$2.25	100.00
Return of capital	2.2009	97.82	—	—	—	—

	$2.2500	100.00	$2.25	100.00	$2.25	100.00

11. Capital Stock
     As of December 31, 2004, we had $757 million of common stock, preferred stock, debt securities, and/or common stock warrants available for offerings under shelf registration statements previously declared effective.
Preferred Stock
     Our board of directors is authorized to provide for the issuance of up to 20 million shares of preferred stock in one or more series, to establish the number of shares in each series, to fix the designation, powers, preferences and rights of each such series, and the qualifications, limitations or restrictions thereof.
     In 1996, we issued 6.1 million shares of our Series A preferred stock at $25 per share. In April 2004, we completed the sale of 4.6 million shares of our $1.95 Series A Cumulative Convertible Preferred Stock. The shares were sold at a price of $23.79 per share, which included accrued dividends of $0.51 per share through April 5, 2004, resulting in net proceeds of $104 million. In August 2004, we completed the sale of an additional 2.3 million shares of our $1.95 Series A Cumulative Convertible Preferred Stock. The shares were sold at a price of $23.22 per share, which included accrued dividends of $0.28 per share through August 22, 2004, resulting in net proceeds of $52 million.
     The Series A preferred stock bears an annual cumulative dividend payable in arrears equal to the greater of $1.95 per share or the cash distributions declared or paid for the corresponding period on the number of shares of common stock into which the Series A preferred stock is then convertible. Each share of the Series A preferred stock is convertible at the stockholder’s option to 0.7752 shares of common stock, subject to certain adjustments. During 2000, holders of 69,400 shares of Series A preferred stock converted their shares to 53,798 common shares, which were issued from treasury shares.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. Capital Stock — (continued)
     In 1998, we issued 5.75 million depositary shares, representing 57,500 shares of our Series B preferred stock at $25 per depositary share. In 2002, we issued 1,025,800 depositary shares, representing 10,258 shares of our Series B preferred stock at $24.37 per depositary share to yield 9.4%. We may call the Series B preferred stock and the corresponding depositary shares at $25 per depositary share. These shares have no stated maturity, sinking fund or mandatory redemption, and are not convertible into any of our other securities. The Series B preferred stock has a liquidation preference of $2,500 per share (equivalent to $25 per depositary share) and is entitled to annual cumulative dividends at the rate of 9% of the liquidation preference (equivalent to $2.25 annually per depositary share).
     Accrued dividends payable of $9 million at December 31, 2004, were paid in January 2005.
FelCor LP Units
     We are the sole general partner of FelCor LP and are obligated to contribute the net proceeds from any issuance of our equity securities to FelCor LP in exchange for units of partnership interest, or Units, corresponding in number and terms to the equity securities issued by us. Units of limited partner interest may also be issued by FelCor LP to third parties in exchange for cash or property, and Units so issued to third parties are redeemable at the option of the holders thereof for a like number of shares of our common stock or, at our option, for the cash equivalent thereof. During 2004, 245,398 Units were exchanged for a like number of our common stock issued from treasury stock. During 2003, 256,118 Units were exchanged for a like number of common stock issued from treasury stock. During 2002, 5,713,185 Units owned by a subsidiary of IHG, were exchanged for a like number of shares of our newly issued common stock, and 2,492 Units were redeemed for $49,000 in cash. The exchange with IHG resulted in an increase in our ownership of limited partnership interests in FelCor LP from approximately 85% to 95%, which decreased the minority interest liability related to FelCor LP by $145 million.
     During 2003, we retired 5,713,185 shares of common stock for a like number of treasury shares.
12. Hotel Operating Revenue, Departmental Expenses, and Other Property Operating Costs
     Hotel operating revenue from continuing operations was comprised of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Room revenue	$918,448	$860,568	$892,400
Food and beverage revenue	172,659	160,816	165,924
Other operating departments
	60,215	56,700	59,189

Total hotel operating revenues	$1,151,322	$1,078,084	$1,117,513

     Approximately 99.8% of our revenue in 2004 was comprised of hotel operating revenues, which includes room revenue, food and beverage revenue, and revenue from other operating departments (such as telephone, parking and business centers) and 99.9% in 2003 and 2002. These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remaining percentage of our revenue was from retail space rental revenue and other sources in 2004 and 2003. During 2004 we recorded $1 million of other revenue that we received in development fees from the successful completion of a condominium project.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12.	Hotel Operating Revenue, Departmental Expenses and Other Property Operating Costs — (continued)
     We do not have any time-share arrangements and do not sponsor any guest frequency programs for which we would have any contingent liability. We participate in guest frequency programs sponsored by the brand owners of our hotels, and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated guest frequency points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the guest frequency programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.
     Included in total hotel operating revenue were $12.3 million and $6 million for the year ended December 31, 2004 and 2003, respectively, of hotel operating revenue from the consolidation of our joint venture with Interstate in June 2003. This joint venture had been previously accounted for by the equity method.
     Hotel departmental expenses from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Room	$248,412	$226,976	$223,537
Food and beverage	136,673	127,331	128,634
Other operating departments	30,339	25,554	26,326

Total hotel departmental expenses	$415,424	$379,861	$378,497

     Other property operating costs from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Hotel general and administrative expense	$111,261	$103,391	$102,615
Marketing	99,883	93,826	90,178
Repair and maintenance	65,269	61,483	58,165
Utilities	60,372	55,548	51,950

Total other property operating costs	$336,785	$314,248	$302,908

     Included in hotel departmental expenses and other property operating costs were hotel compensation and benefit expenses of $377.7 million, $353.2 million and $331.6 million for the year ended December 31, 2004, 2003 and 2002, respectively.
     Included in hotel operating expenses were $9.4 million in 2004 and $4.5 million in 2003 of hotel operating expense from the consolidation of our joint venture with Interstate in June 2003. This joint venture had been previously accounted for by the equity method.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13. Taxes, Insurance and Lease Expense
     Taxes, insurance and lease expense from continuing operations is comprised of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Operating lease expense (a)	$60,412	$56,462	$57,992
Real estate and other taxes	39,736	43,833	45,360
Property, general liability insurance and other	12,444	15,707	14,306

Total taxes, insurance and lease expense	$112,592	$116,002	$117,658

(a)	Includes lease expense associated with 15 hotels owned by unconsolidated entities. Included in lease expense is $17.1 million, $13.0 million and $15.4 million in percentage rent related to these hotels for the year ended December 31, 2004, 2003 and 2002, respectively.
14. Land Leases and Hotel Rent
     We lease land occupied by certain hotels from third parties under various operating leases that expire through 2073. Certain land leases contain contingent rent features based on gross revenue at the respective hotels. In addition, we recognize rent expense for 15 hotels that are owned by unconsolidated entities and are leased to our consolidated lessees. These leases expire through 2015 and require the payment of base rents and contingent rent based on revenues at the respective hotels. Future minimum lease payments under our land lease obligations and hotel leases at December 31, 2004, are as follows (in thousands):

Year
2005	$38,459
2006	35,236
2007	16,171
2008	11,672
2009	11,679
2010 and thereafter	125,879

$239,096

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15. Earnings Per Share
     The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002 (in thousands, except per share data):

	2004	2003	2002
Numerator:
Loss from continuing operations	$(95,863)	$(178,914)	$(53,942)
Less: Preferred dividends	(35,130)	(26,908)	(26,292)

Loss from continuing operations and applicable to common stockholders	(130,993)	(205,822)	(80,234)
Discontinued operations	(4,264)	(131,230)	(124,639)

Net loss applicable to common stockholders	$(135,257)	$(337,052)	$(204,873)

Denominator:
Denominator for basic loss per share — weighted average shares	59,045	58,657	54,173

Denominator for diluted loss per share — adjusted weighted average shares and assumed conversions	59,045	58,657	54,173

Loss per share data:
Basic:
Loss from continuing operations	$(2.22)	$(3.51)	$(1.48)

Discontinued operations	$(0.07)	$(2.24)	$(2.30)

Net loss	$(2.29)	$(5.75)	$(3.78)

Diluted:
Loss from continuing operations	$(2.22)	$(3.51)	$(1.48)

Discontinued operations	$(0.07)	$(2.24)	$(2.30)

Net loss	$(2.29)	$(5.75)	$(3.78)

     Securities that could potentially dilute basic earnings per share in the future that were not included in computation of diluted earnings per share, because they would have been antidilutive for the periods presented, are as follows (unaudited, in thousands):

	2004	2003	2002
Stock Options	—	—	7
Restricted shares granted but not vested	395	303	317
Series A preferred shares	9,985	4,636	4,636
     Series A preferred dividends that would be excluded from net income (loss) applicable to common stockholders, if the Series A preferred shares were dilutive, were $19.9 million in 2004 and $11.7 million for 2003 and 2002.
16. Commitments, Contingencies and Related Party Transactions
     We shared the executive offices and certain employees with FelCor, Inc. (controlled by Thomas J. Corcoran, Jr., President and CEO), and it paid its share of the costs thereof, including an allocated portion of the rent, compensation of certain personnel, office supplies, telephones, and depreciation of office furniture, fixtures, and equipment. Any such allocation of shared expenses must be approved by a majority of our independent directors. FelCor, Inc. had a 10% ownership interest in one hotel and limited other investments. FelCor, Inc. paid $50,000, $46,000 and $50,000 for shared office costs in 2004, 2003 and 2002, respectively.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16. Commitments, Contingencies and Related Party Transactions — (continued)
     In an effort to keep our cost of insurance within reasonable limits, we have only purchased terrorism insurance for those hotels that are secured by mortgage debt, as required by our lenders. Our terrorism insurance has per occurrence and aggregate limits of $50 million. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 79 of our hotels; the remainder of our hotels participate in general liability programs of our managers, with no deductible. Due to our general liability deductible for the 79 hotels, we maintain reserves to cover the estimated ultimate uninsured liability for losses with respect to reported and unreported claims incurred as of the end of each accounting period. At December 31, 2004 and 2003, our reserve for this self-insured portion of general liability claims was $3.9 million and $4.2 million, respectively. Our property program has a $100,000 all risk deductible, a deductible of 2% of insured value for named windstorm and a deductible of 5% of insured value for California quake. No reserves have been established as of December 31, 2004, for these property deductibles, as no related losses are estimated to have been incurred. Should such uninsured or not fully insured losses be substantial, they could have a material adverse impact on our operating results and cash flows.
     There is no litigation pending or known to be threatened against us or affecting any of our hotels, other than claims arising in the ordinary course of business or which are not considered to be material. Furthermore, most of these claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, will have a material adverse effect on us.
     Our hotels are operated under various management agreements that call for base management fees, which range from 2% to 7% of hotel room revenue and generally have an incentive provision related to the hotel’s profitability. In addition, the management agreements generally require us to invest approximately 3% to 4% of revenues in capital maintenance. The management agreements have terms from 10 to 20 years and generally have renewal options.
     With the exception of 77 hotels whose rights to use a brand name are contained in the management agreement governing their operations, and our one hotel that does not operate under a nationally recognized brand name, each of our hotels operates under a franchise or license agreement. Typically, our franchise or license agreements provide for a royalty fee of 4% of room revenues to be paid to the franchisor.
     In the event we breach one of our Embassy Suites Hotels franchise license agreements, in addition to losing the right to use the Embassy Suites Hotels name for the operation of the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three preceding years.
     Under the management agreement entered into with IHG in July 2001, we were obligated to reinvest the net proceeds from the sale of any IHG managed hotel in other IHG managed hotels or pay substantial liquidated damages to IHG. This potential exposure to liquidated damages made it impractical to see certain hotels and use the proceeds to pay down debt. In September 2003, we completed an amendment to the IHG management agreement covering 78 of our hotels, pursuant to which we extended the term of the management contracts on 27 hotels from 2013 to 2018 and, in exchange, we received from IHG a liquidated damage credit of $25 million to apply to the satisfaction of liquidated damages otherwise payable to IHG upon the sale of certain IHG managed hotels where the proceeds of sale were applied to the reduction of our debt rather than to reinvestment in IHG managed hotels. At the end of December 2004, we had utilized all of the $25 million liquidated damages credit available to us. Following the full utilization of this credit, we were again required to reinvest the proceeds from the further sale of IHG managed hotels in other hotels to be managed by IHG or pay substantial liquidated damages to IHG.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16. Commitments, Contingencies and Related Party Transactions — (continued)
     At March 1, 2004, we had a reinvestment requirement of $17 million. If we do not fulfill this reinvestment obligation within 12 months of the date of sale, we will be required to pay liquidated damages to IHG aggregating $5.3 million. Thirteen of the 18 remaining hotels identified for sale are managed by IHG and subject to the reinvestment obligations in the event they are sold. We will incur additional reinvestment obligations of approximately $76 million if these hotels are sold at currently estimated prices or, if the proceeds of sale are not so reinvested, we will incur approximately $19 million in additional liquidated damages for which we would be liable to IHG.
     Interstate Hotels & Resorts, which is our partner in the ownership of eight hotels declined to make further capital contributions to the venture, beginning in 2004. In order to sustain this venture, we made $3 million in advances in 2004, and an additional $1 million in 2005, with a priority in right (but no assurance) or return. We have received a request for additional funding of $2.5 million; however, we have determined that it is not in our best interest to continue funding the further cash shortfalls related to this venture, and have notified the lender to that effect. This venture, which we consolidate, currently has $49 million in non-recourse debt secured by the eight hotels owned by the venture. We have written down our investment in this venture below the current debt balance. We are considering our options with regard to this venture, one of which is to surrender the hotels to the lender. We do not expect any such action to have a material adverse effect on our financial statements.
17. Supplemental Cash Flow Disclosure
     At December 31, 2004, $10.1 million of aggregate preferred stock dividends had been declared for payment in January 2005. At December 31, 2003, and 2002 $6 million and $15 million, respectively, of aggregate preferred stock dividends, common stock and FelCor LP unit distributions had been declared for payment in the following January.
     We allocated $1.1 million and $2.3 million of minority interest to additional paid in capital due to the exchange of 245,398 units and 256,118 units for common stock in 2004 and 2003, respectively.
     As the result of IHG’s 2002 exchange of 5,713,185 units for common stock, we allocated $72.5 million of minority interest to additional paid in capital.
     Depreciation expense is comprised of the following (in thousands):

	For the years ending December 31,
	2004	2003	2002
Depreciation from continuing operations	$115,145	$120,351	$126,799
Depreciation from discontinued operations	7,508	19,874	26,018

Total depreciation expense	$122,653	$140,225	$152,817

     For the year ended December 31, 2004, repayment of borrowings of $838.9 million consisted of $775.0 million early retirement of senior notes, $18.9 million of normal recurring principal payments, $41.3 million of premium paid in excess of par on the retirement of the senior notes and $3.7 million to retire interest rate swaps. For the years ended December 31, 2003 and 2002, the repayment of borrowings consisted entirely of debt repayment and normal recurring principal payments.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
18. Stock Based Compensation Plans
     We sponsor four restricted stock and stock option plans, or the FelCor Plans. In addition, upon completion of the merger with Bristol in 1998, we assumed two stock option plans previously sponsored by Bristol, or the Bristol Plans. We were initially obligated to issue up to 1,271,103 shares of our common stock pursuant to the Bristol Plans. No additional options may be awarded under the Bristol Plans. The FelCor Plans and the Bristol Plans are referred to collectively as the Plans.
     We are authorized to issue 3,700,000 shares of common stock under the FelCor Plans pursuant to awards granted in the form of incentive stock options, non-qualified stock options, and restricted stock. All options have 10-year contractual terms and vest either over five equal annual installments (20% per year), beginning in the year following the date of grant or 100% at the end of a four-year vesting term. Under the FelCor Plans, there were 695,787 shares available for grant at December 31, 2004.
     The options outstanding under the Bristol Plans generally vest either in four equal annual installments (25% per year) beginning in the second year following the original date of award, in five equal annual installments (20% per year) beginning in the year following the original date of award, or on a single date that is three to five years following the original date of the award. Options covering 75,693 shares were outstanding under the Bristol Plans at December 31, 2004.
Stock Options
     A summary of the status of our non-qualified stock options under the Plans as of December 31, 2004, 2003 and 2002, and the changes during these years are presented in the following tables:

	2004		2003		2002
		Weighted		Weighted		Weighted
	No. Shares of	Average	No. Shares of	Average	No. Shares of	Average
	Underlying	Exercise	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices
Outstanding at beginning of the year	1,911,544	$22.72	1,990,830	$22.70	2,054,568	$22.70
Forfeited	(432,784)	$15.91	(79,286)	$22.15	(63,738)	$22.82

Outstanding at end of year	1,478,760	$24.72	1,911,544	$22.72	1,990,830	$22.70
Exercisable at end of year	1,333,760	$24.24	1,664,594	$23.70	1,655,300	$23.74

	Options Outstanding			Options Exercisable
	Number	Wgtd. Avg.
Range of	Outstanding	Remaining	Wgtd Avg.	Number Exercisable	Wgtd. Avg.
Exercise Prices	at 12/31/04	Life	Exercise Price	at 12/31/04	Exercise Price
$15.62 to $22.56	1,117,480	4.36	$21.05	972,480	$19.03
$24.18 to $36.12	296,280	1.62	$29.34	296,280	$29.34
$36.63	65,000	2.47	$36.63	65,000	$36.63

$15.62 to $36.63	1,478,760	3.73	$23.40	1,333,760	$24.24

     The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2001 and 2000 when options were granted: dividend yield of 12.44% to 11.28%; risk free interest rates are different for each grant and range from 4.33% to 6.58%; the expected lives of options are six years; and volatility of 21.04% for 2001 grants and 18.22% for 2000 grants. The weighted average fair value of options granted during 2001, was $0.85 per share. We issued no stock options in 2004, 2003 and 2002.
Restricted Stock
     A summary of the status of our restricted stock grants as of December 31, 2004, 2003, and 2002, and the changes during these years are presented below:

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
18. Stock Based Compensation Plans — (continued)

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Fair Market		Fair Market		Fair Market
		Value		Value		Value
	No. Shares	at Grant	No. Shares	at Grant	No. Shares	at Grant
Outstanding at beginning of the year	731,031	$22.03	633,281	$23.73	570,575	$24.40
Granted(a):
With immediate vesting(b)	26,500	$10.00	27,400	$10.98	19,100	$17.55
With 4-year pro rata vesting	295,040	$10.00
Vesting within 12 months of grant	50,000	$12.47
With 5-year pro rata vesting	110,000	$12.25	70,350	$10.98	43,606	$17.71
Forfeited	(25,365)	$18.19

Outstanding at end of year	1,187,206	$17.54	731,031	$22.03	633,281	$23.73

Vested at end of year	557,766	$20.52	431,150	$21.49	316,715	$21.78

(a)	All shares granted are issued out of treasury except for 6,300, 6,900 and 4,100 of the restricted shares issued to directors during the years ended December 31, 2004, 2003 and 2002, respectively.

(b)	Shares awarded to directors.
19. Employee Benefits
     We offer a 401(k) plan, health insurance benefits and a deferred compensation plan to our employees. Our matching contribution to our 401(k) plan was $0.6 million, for 2004 and 2003 and $0.5 million for 2002. The cost of health insurance benefits were $0.6 million during each of the years ended December 31, 2004, 2003 and 2002. The deferred compensation plan we offer is available only to directors and qualifying senior officers. We make no matching or other contributions to the deferred compensation plan, other than the payment of its operating and administrative expenses.
     The employees at our hotels are employees of the respective management companies. Under the management agreements, we reimburse the management companies for the compensation and benefits related to the employees who work at our hotels. We are not, however, the sponsors of their employee benefit plans and have no obligation to fund these plans.
20. Segment Information
     SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment.
     The following table sets forth revenues for continuing operations, and investment in hotel assets represented by, the following geographical areas as of and for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	Revenue			Investment in Hotel Assets
	2004	2003	2002	2004	2003	2002
California	$194,951	$183,803	$190,980	$727,375	$677,381	$689,761
Texas	173,989	166,073	175,786	674,590	766,134	839,192
Florida	145,619	132,963	133,995	529,480	515,640	547,627
Georgia	105,390	94,636	96,862	356,925	359,004	320,890
Other states	509,313	480,346	499,546	1,559,156	1,615,529	1,780,837
Canada	24,780	21,285	21,990	61,495	56,276	77,311

Total	$1,154,042	$1,079,106	$1,119,159	$3,909,021	$3,989,964	$4,255,618

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
21. Recently Issued Statements of Financial Accounting Standards
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No.123R”) which is a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”). SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB Opinion No. 25”) and its related implementation guidance. SFAS No. 123R requires companies to record compensation expense for share-based payments to employees, including grants of employee stock options, at fair value. SFAS No. 123R is effective for most public companies at the beginning of the first interim or annual period beginning after June 15, 2005. We believe that the implementation of the provisions of SFAS No. 123R will not have a material impact on our financial position or results of operations.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29.” The statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We believe that the implementation of the provisions of SFAS No. 153 will not have a material impact on our financial position or results of operations.
22. Quarterly Operating Results (unaudited)
     Our unaudited consolidated quarterly operating data for the years ended December 31, 2004 and 2003, follows (in thousands, except per share data). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data. It is also management’s opinion, however, that quarterly operating data for hotel enterprises are not indicative of results to be achieved in succeeding quarters or years. In order to obtain a more accurate indication of performance, there should be a review of operating results, changes in stockholders’ equity and cash flows for a period of several years.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
22. Quarterly Operating Results (unaudited) — (continued)

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter
Total revenues	$280,240	$302,625	$294,792	$276,386
Net income (loss) from continuing operations	$(16,953)	$(32,399)	$(20,664)	$(25,847)
Discontinued operations	$(3,745)	$725	$(16,320)	$15,076
Net loss (a)	$(20,698)	$(31,674)	$(36,984)	$(10,771)
Net loss applicable to common stockholders	$(27,426)	$(40,643)	$(46,327)	$(20,861)
Comprehensive loss	$(21,160)	$(32,182)	$(32,496)	$(7,987)
Diluted per common share data:
Net loss from continuing operations	$(0.40)	$(0.70)	$(0.51)	$(0.61)
Discontinued operations	$(0.07)	$0.01	$(0.27)	$0.26
Net loss	$(0.47)	$(0.69)	$(0.78)	$(0.35)
Weighted average common shares outstanding	58,937	58,950	59,075	59,192

	First	Second	Third	Fourth
2003	Quarter	Quarter	Quarter	Quarter
Total revenues	$262,532	$280,044	$275,530	$261,000
Net loss from continuing operations	$(20,575)	$(12,821)	$(68,408)	$(77,110)
Discontinued operations	$(515)	$(7,382)	$(57,509)	$(65,824)
Net loss(b)	$(21,090)	$(20,203)	$(125,917)	$(142,934)
Net loss applicable to common stockholders	$(27,817)	$(26,931)	$(132,644)	$(149,660)
Comprehensive loss	$(16,272)	$(13,987)	$(126,098)	$(144,210)
Diluted per common share data:
Net loss from continuing operations	$(0.47)	$(0.33)	$(1.28)	$(1.43)
Discontinued operations	$(0.01)	$(0.13)	$(0.98)	$(1.12)
Net loss	$(0.48)	$(0.46)	$(2.26)	$(2.55)
Weighted average common shares outstanding	58,516	58,591	58,690	58,801

(a)	The third and fourth quarter’s net loss in 2004 include impairment charges of $33.0 million and $5.3 million, respectively. The second, third and fourth quarter’s net loss in 2004 also includes loss from earlier retirement of debt of $31.2 million, $12.9 million and $5.8 million, respectively.

(b)	The second, third, and fourth quarter’s net loss in 2003 include impairment charges of $7.8 million, $112.7 million and $125.0 million, respectively.
     In accordance with SFAS 144, amounts previously reported in continuing operations have been reclassified to discontinued operations upon sale of hotels or the designation of hotels as “held for sale” in subsequent periods.

FELCOR LODGING TRUST INCORPORATED
Schedule III – Real Estate and Accumulated Depreciation
as of December 31, 2004
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period			Accumulated			Life Upon
			Buildings		Buildings		Buildings		Which			Which
			and		and		and		Depreciation	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
Birmingham, AL (1)	$16,438	$2,843	$29,286	$0	$784	$2,843	$30,070	$32,913	$6,892	1987	1/3/1996	15 - 40 Yrs

Montgomery East I-85, AL (2)	569	830	7,222	9	2,801	839	10,023	10,862	1,684	1964	7/28/1998	15 - 40 Yrs

Phoenix — Biltmore, AZ (1)	21,209	0	38,998	4,695	1,388	4,695	40,386	45,081	9,184	1985	1/3/1996	15 - 40 Yrs

Phoenix Crescent Hotel, AZ (3)	25,266	3,608	29,583	0	1,337	3,608	30,920	34,528	5,658	1986	6/30/1997	15 - 40 Yrs

Phoenix Scottsdale/Downtown, AZ (4)	3,125	0	7,622	0	34	0	7,656	7,656	1,497	1970	7/28/1998	15 - 40 Yrs

Phoenix Tempe, AZ (1)	11,281	3,951	34,371	0	1,032	3,951	35,403	39,354	5,858	1986	5/4/1998	15 - 40 Yrs

Dana Point – Doheny Beach, CA (5)	0	1,787	15,545	0	1,262	1,787	16,807	18,594	3,247	1992	2/21/1997	15 - 40 Yrs
Irvine — Orange County Airport (Newport Beach), CA (6)	0	4,953	43,109	0	1,995	4,953	45,104	50,057	7,355	1986	7/28/1998	15 - 40 Yrs
Los Angeles — Anaheim (Located near Disneyland Park®), CA (1)	10,466	2,548	14,832	0	1,056	2,548	15,888	18,436	3,762	1987	1/3/1996	15 - 40 Yrs

Los Angeles International Airport — South, CA (1)	0	2,660	17,997	0	1,069	2,660	19,066	21,726	5,086	1985	3/27/1996	15 - 40 Yrs

Milpitas – Silicon Valley, CA (1)	28,309	4,021	23,677	0	1,709	4,021	25,386	29,407	5,837	1987	1/3/1996	15 - 40 Yrs
Milpitas — San Jose North (Milpitas – Silicon Valley), CA (6)	0	4,127	35,917	0	6,040	4,127	41,957	46,084	7,019	1987	7/28/1998	15 - 40 Yrs

Napa Valley, CA (1)	14,872	3,287	14,205	0	1,234	3,287	15,439	18,726	3,450	1985	5/8/1996	15 - 40 Yrs
Oxnard — Mandalay Beach Resort & Conference Center, CA (1)	33,509	2,930	22,125	1	2,085	2,931	24,210	27,141	5,301	1986	5/8/1996	15 - 40 Yrs

Palm Desert – Palm Desert Resort, CA (1)	8,065	2,368	20,598	5	1,943	2,373	22,541	24,914	3,768	1984	5/4/1998	15 - 40 Yrs

Pleasanton (San Ramon Area), CA (6)	0	3,152	27,428	0	268	3,152	27,696	30,848	4,441	1986	7/28/1998	15 - 40 Yrs

San Diego — On the Bay, CA (2)	0	0	68,229	0	4,303	0	72,532	72,532	11,967	1965	7/28/1998	15 - 40 Yrs

San Francisco – Airport – Burlingame, CA (1)	0	0	39,929	0	396	0	40,325	40,325	9,264	1986	11/6/1995	15 - 40 Yrs

San Francisco – Airport — South San Francisco, CA (1)	24,800	3,418	31,737	0	1,241	3,418	32,978	36,396	7,506	1988	1/3/1996	15 - 40 Yrs

San Francisco — Fisherman’s Wharf, CA (2)	0	0	61,883	0	1,642	0	63,525	63,525	12,418	1970	7/28/1998	15 - 40 Yrs

San Francisco — Union Square, CA (6)	0	8,466	73,684	(453)	3,581	8,013	77,265	85,278	12,336	1970	7/28/1998	15 - 40 Yrs

Santa Barbara, CA (2)	5,029	1,683	14,647	0	357	1,683	15,004	16,687	2,376	1969	7/28/1998	15-40 Yrs

Santa Monica, CA (2)	0	10,200	16,570	0	9	10,200	16,579	26,779	346	1967	3/11/2004	15-40 Yrs

Toronto — Airport, Canada (9)	0	0	21,041	0	9,787	0	30,828	30,828	4,397	1970	7/28/1998	15 - 40 Yrs

Toronto — Yorkdale, Canada (2)	0	1,566	13,633	408	9,044	1974	22,677	24,651	3,434	1970	7/28/1998	15 - 40 Yrs

Denver, CO (7)	4,963	2,432	21,158	0	792	2,432	21,950	24,382	3,612	1989	3/15/1998	15 - 40 Yrs

Stamford, CT (9)	0	0	37,154	0	3,807	0	40,961	40,961	6,354	1984	7/28/1998	15 - 40 Yrs

Wilmington, DE (7)	10,918	1,379	12,487	0	9,808	1,379	22,295	23,674	3,609	1972	3/20/1998	15 - 40 Yrs

Boca Raton, FL (1)	5,459	1,868	16,253	0	131	1,868	16,384	18,252	3,836	1989	2/28/1996	15 - 40 Yrs

Cocoa Beach — Oceanfront, FL (2)	0	2,285	19,892	0	12,283	2,285	32,175	34,460	6,037	1960	7/28/1998	15 - 40 Yrs

Deerfield Beach, FL (1)	14,136	4,523	29,443	68	1,281	4,591	30,724	35,315	7,051	1987	1/3/1996	15 - 40 Yrs

FELCOR LODGING TRUST INCORPORATED
Schedule III — Real Estate and Accumulated Depreciation — (continued)
as of December 31, 2004
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period			Accumulated			Life Upon
			Buildings		Buildings		Buildings		Which			Which
			and		and		and		Buildings &	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
Ft. Lauderdale — 17th Street, FL (1)	21,786	5,329	47,850	(163)	2,166	5,166	50,016	55,182	11,495	1986	1/3/1996	15 - 40 Yrs

Ft. Lauderdale (Cypress Creek), FL (11)	12,165	3,009	26,177	0	1,181	3,009	27,358	30,367	4,559	1986	5/4/1998	15 - 40 Yrs

Jacksonville — Baymeadows, FL (1)	14,901	1,130	9,608	0	6,420	1,130	16,028	17,158	3,511	1986	7/28/1994	15 - 40 Yrs

Miami International Airport, FL (1)	17,612	4,135	24,950	0	1,122	4,135	26,072	30,207	6,020	1983	7/28/1998	15 - 40 Yrs

Miami International Airport (LeJeune Center), FL (6)	0	0	26,007	0	1,251	0	27,258	27,258	4,372	1987	1/3/1996	15 - 40 Yrs

Orlando — International Airport, FL (9)	9,725	2,549	22,188	0	1,817	2,549	24,005	26,554	4,018	1984	7/28/1998	15 - 40 Yrs

Orlando — International Drive — Resort, FL (2)	10,898	5,108	44,460	0	9,297	5,108	53,757	58,865	9,052	1972	7/28/1998	15 - 40 Yrs
Orlando International Drive/Convention Center, FL (1)	24,153	1,632	13,870	0	988	1,632	14,858	16,490	3,916	1985	7/28/1994	15 - 40 Yrs
Orlando — Nikki Bird (Maingate — Disney World Area®, FL (2)	0	0	31,457	0	6,552	0	38,009	38,009	5,951	1974	7/28/1998	15 - 40 Yrs

Orlando (North), FL (1)	0	1,673	14,218	4	6,221	1,677	20,439	22,116	5,056	1985	7/28/1994	15 - 40 Yrs

Orlando- Walt Disney World Resort®, FL (5)	12,779	2,896	25,196	0	499	2,896	25,695	28,591	4,833	1987	7/28/1997	15 - 40 Yrs

Tampa — Busch Gardens, FL (2)	0	0	9,426	0	11,475	0	20,901	20,901	3,871	1966	7/28/1998	15 - 40 Yrs

Tampa — On Tampa Bay, FL (5)	14,539	2,142	18,639	1	1,549	2,143	20,188	22,331	3,799	1986	7/28/1997	15 - 40 Yrs

Atlanta — Airport, GA (6)	15,370	0	40,734	0	294	0	41,028	41,028	7,347	1975	7/28/1998	15 - 40 Yrs

Atlanta — Airport, GA (1)	13,400	0	22,342	2,568	1,261	2,568	23,603	26,171	3,848	1989	5/4/1998	15 - 40 Yrs

Atlanta — Airport — North, GA (2)	15,676	0	34,353	0	507	0	34,860	34,860	6,087	1967	7/28/1998	15 - 40 Yrs

Atlanta — Buckhead, GA (1)	36,113	7,303	38,996	0	1,381	7,303	40,377	47,680	8,130	1988	10/17/1996	15 - 40 Yrs

Atlanta — Downtown, GA (10)	13,215	2,025	17,618	0	1,443	2,025	19,061	21,086	4,320	1963	7/28/1998	15 - 40 Yrs

Atlanta — Downtown, GA (24)	8,800	1,268	11,017	0	1,758	1,268	12,775	14,043	2,415	1963	7/28/1998	15 - 40 Yrs

Atlanta — Galleria, GA (11)	16,844	5,052	28,507	0	1,055	5,052	29,562	34,614	5,515	1990	6/30/1997	15 - 40 Yrs

Atlanta — Gateway-Atlanta Airport, GA (3)	0	5,113	22,857	1	233	5,114	23,090	28,204	4,331	1986	6/30/1997	15 - 40 Yrs

Atlanta — Perimeter — Dunwoody, GA (9)	9,728	0	20,449	0	468	0	20,917	20,917	3,351	1985	7/28/1998	15 - 40 Yrs

Atlanta — Powers Ferry, GA (6)	9,488	3,391	29,517	0	717	3,391	30,234	33,625	4,870	1981	7/28/1998	15 - 40 Yrs

Atlanta — South (I-75 & US 41), GA (2)	2,606	859	7,475	0	251	859	7,726	8,585	1,223	1973	7/28/1998	15 - 40 Yrs

Brunswick, GA (1)	5,891	705	6,067	0	308	705	6,375	7,080	1,436	1988	7/19/1995	15 - 40 Yrs

Columbus — North I-185 at Peachtree Mall, GA (2)	0	0	6,978	0	2,058	0	9,036	9,036	1,757	1969	7/28/1998	15 - 40 Yrs

Davenport, IA (2)	0	547	2,192	0	890	547	3,082	3,629	93	1966	7/28/1998	15 - 40 Yrs

Chicago — The Allerton, IL (6)	0	3,298	28,723	15,589	28,311	18,887	57,034	75,921	11,291	1923	7/28/1998	15 - 40 Yrs

Chicago — Northshore/Deerfield (Northbrook), IL (1)	15,649	2,305	20,054	0	689	2,305	20,743	23,048	4,356	1987	6/20/1996	15 - 40 Yrs

Chicago O’Hare Airport, IL (3)	23,395	8,178	37,043	0	1,627	8,178	38,670	46,848	7,104	1994	6/30/1997	15 - 40 Yrs

Moline — Airport, IL (2)	0	822	2,015	0	121	822	2,136	2,958	59	1961	7/28/1998	15 - 40 Yrs

Moline — Airport Area, IL (13)	0	232	1,603	0	227	232	1,830	2,062	75	1996	7/28/1998	15 - 40 Yrs

FELCOR LODGING TRUST INCORPORATED
Schedule III — Real Estate and Accumulated Depreciation — (Continued)
as of December 31, 2004
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period			Accumulated			Life Upon
			Buildings		Buildings		Buildings		Depreciation			Which
			and		and		and		Buildings &	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
Lexington, KY (11)	6,551	0	21,644	2,488	883	2,488	22,527	25,015	3,663	1989	5/4/1998	15 - 40 Yrs

Lexington — Lexington Green, KY (14)	16,767	1,955	13,604	0	251	1,955	13,855	15,810	3,052	1987	1/10/1996	15 - 40 Yrs

Baton Rouge, LA (1)	10,567	2,350	19,092	1	1,038	2,351	20,130	22,481	4,653	1985	1/3/1996	15 - 40 Yrs

New Orleans, LA (1)	30,825	3,647	31,993	0	7,175	3,647	39,168	42,815	9,817	1984	12/1/1994	15 - 40 Yrs

New Orleans — French Quarter, LA (2)	21,936	5,228	45,504	0	8,334	5,228	53,838	59,066	8,759	1969	7/28/1998	15 - 40 Yrs

Boston — Government Center, MA (9)	0	0	45,192	0	5,950	0	51,142	51,142	9,012	1968	7/28/1998	15 - 40 Yrs

Boston — Marlborough, MA (1)	19,354	948	8,143	761	13,216	1,709	21,359	23,068	4,314	1988	6/30/1995	15 - 40 Yrs

Baltimore — BWI Airport, MD (1)	23,941	2,568	22,433	(2)	1,377	2,566	23,810	26,376	4,675	1987	3/20/1997	15 - 40 Yrs

Troy, MI (1)	6,849	2,968	25,905	0	1,599	2,968	27,504	30,472	5,356	1987	3/20/1997	15 - 40 Yrs

Minneapolis — Airport, MN (1)	20,873	5,417	36,508	14	386	5,431	36,894	42,325	8,540	1986	11/6/1995	15 - 40 Yrs

Minneapolis — Bloomington, MN (1)	11,530	2,038	17,731	2	629	2,040	18,360	20,400	3,594	1980	2/1/1997	15 - 40 Yrs

Minneapolis -Downtown, MN (1)	0	818	16,820	11	1,138	829	17,958	18,787	3,918	1984	11/15/1995	15 - 40 Yrs

St Paul- Downtown, MN (1)	5,880	1,156	17,315	0	188	1,156	17,503	18,659	4,206	1983	11/15/1995	15 - 40 Yrs
Kansas City NE I-435 North (At Worlds of Fun), MO (2)	4,940	967	8,415	0	83	967	8,498	9,465	1,795	1975	7/28/1998	15 - 40 Yrs

St. Louis — Downtown, MO (1)	0	3,179	27,659	0	1,466	3,179	29,125	32,304	4,921	1985	5/4/1998	15 - 40 Yrs

Jackson — North, MS (15)	0	1,643	14,296	0	305	1,643	14,601	16,244	1,798	1957	7/28/1998	15 - 40 Yrs
Olive Branch — Whispering Woods Hotel and Conference Center), MS (8)	0	1,238	12,085	(158)	1,705	1,080	13,790	14,870	2,206	1972	7/28/1998	15 - 40 Yrs

Charlotte SouthPark, NC (5)	0	1,458	12,681	1	2,213	1,459	14,894	16,353	939	N/A	7/12/2002	15 - 40 Yrs

Raleigh, NC (5)	14,539	2,124	18,476	0	1,071	2,124	19,547	21,671	3,558	1987	7/28/1997	15 - 40 Yrs

Omaha — Central, NE (5)	0	1,877	16,328	0	1,334	1,877	17,662	19,539	2,921	1973	2/1/1997	15 - 40 Yrs

Omaha — Central, NE (12)	0	514	4,477	0	941	514	5,418	5,932	970	1965	7/28/1998	15 - 40 Yrs

Omaha — Central (I-80), NE (2)	0	1,782	15,513	0	3,444	1,782	18,957	20,739	2,975	1991	7/28/1998	15 - 40 Yrs

Omaha — Old Mill, NE (6)	7,422	971	8,449	0	5,140	971	13,589	14,560	2,799	1974	7/28/1998	15 - 40 Yrs

Piscataway-Somerset, NJ (1)	19,570	1,755	17,424	0	1,306	1,755	18,730	20,485	4,086	1988	1/10/1996	15 - 40 Yrs

Cleveland — Downtown, OH (1)	0	1,755	15,329	0	3,215	1,755	18,544	20,299	3,799	1990	11/17/1995	15 - 40 Yrs

Tulsa — I-44, OK (1)	10,460	525	7,344	0	750	525	8,094	8,619	2,945	1985	7/28/1994	15 - 40 Yrs

Philadelphia -Center City, PA (6)	0	5,759	50,127	(452)	(3,098)	5,307	47,029	52,336	7,647	1970	7/28/1998	15 - 40 Yrs

Philadelphia –Historic District, PA (2)	10,521	3,164	27,535	0	6,176	3,164	33,711	36,875	6,150	1972	7/28/1998	15 - 40 Yrs

Philadelphia Society Hill, PA (3)	31,817	4,542	45,121	0	1,813	4,542	46,934	51,476	8,563	1986	10/1/1997	15 - 40 Yrs

Pittsburgh at University Center (Oakland), PA (9)	15,500	0	25,031	0	1,773	0	26,804	26,804	4,515	1988	7/28/1998	15 - 40 Yrs

Charleston -Mills House (Historic Downtown), SC (2)	21,700	3,251	28,295	0	474	3,251	28,769	32,020	4,586	1982	7/28/1998	15 - 40 Yrs

FELCOR LODGING TRUST INCORPORATED
Schedule III — Real Estate and Accumulated Depreciation — (continued)
as of December 31, 2004
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period			Accumulated			Life Upon
			Buildings		Buildings	Depreciation	Buildings		Depreciation			Which
			and		and		and		Buildings &	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
Myrtle Beach — At Kingston Plantation, SC (1)	0	2,940	24,988	0	2,272	2,940	27,260	30,200	5,769	1987	12/5/1996	15 - 40 Yrs

Myrtle Beach Resort (22)	0	12,000	17,689	6	6,011	12,006	23,700	35,706	3,113	1974	7/23/2002	15 - 40 Yrs

Knoxville — Central At Papermill Road, TN (2)	4,575	0	11,518	0	1,688	0	13,206	13,206	2,146	1966	7/28/1998	15 - 40 Yrs

Nashville- Airport/Opryland Area, TN (1)	0	1,118	9,506	0	682	1,118	10,188	11,306	3,212	1985	7/28/1994	15 - 40 Yrs
Nashville — Opryland/Airport (Briley Parkway), TN (9)	0	0	27,734	0	2,310	0	30,044	30,044	5,266	1981	7/28/1998	15 - 40 Yrs

Amarillo — I-40, TX (2)	0	0	5,754	0	2,939	0	8,693	8,693	1,603	1970	7/28/1998	15 - 40 Yrs

Austin, TX (5)	9,545	2,508	21,908	0	2,155	2,508	24,063	26,571	4,581	1987	3/20/1997	15 - 40 Yrs

Austin -Town Lake (Downtown Area), TX (2)	7,906	0	21,433	0	878	0	22,311	22,311	3,600	1967	7/28/1998	15 - 40 Yrs

Corpus Christi, TX (1)	5,040	1,113	9,618	51	2,318	1,164	11,936	13,100	2,531	1984	7/19/1995	15 - 40 Yrs

Dallas, TX (6)	0	0	30,346	5,603	435	5,603	30,781	36,384	4,910	1981	7/28/1998	15 - 40 Yrs

Dallas — At Campbell Center, TX (7)	0	3,208	27,907	0	1,554	3,208	29,461	32,669	4,354	1982	5/29/1998	15 - 40 Yrs

Dallas — DFW International Airport North TX (21)	9,780	1,537	13,379	0	451	1,537	13,830	15,367	2,175	1989	7/28/1998	15 - 40 Yrs

Dallas — DFW International Airport South, TX (1)	16,058	0	35,156	4,041	604	4,041	35,760	39,801	5,902	1985	7/28/1998	15 - 40 Yrs

Dallas — Love Field, TX (1)	12,686	1,934	16,674	0	597	1,934	17,271	19,205	4,119	1986	3/29/1995	15 - 40 Yrs

Dallas — Market Center, TX (6)	11,655	4,056	35,302	0	1,169	4,056	36,471	40,527	5,718	1983	7/28/1998	15 - 40 Yrs

Dallas — Market Center, TX (1)	11,327	2,560	23,751	0	571	2,560	24,322	26,882	4,556	1980	6/30/1997	15 - 40 Yrs

Dallas — Park Central, TX (3)	0	1,720	28,550	(474)	553	1,246	29,103	30,349	4,325	1972	11/1/1998	15 - 40 Yrs

Dallas — Park Central, TX (17)	0	0	8,053	1,619	268	1,619	8,321	9,940	2,796	1997	7/28/1998	15 - 40 Yrs

Dallas — Park Central, TX (20)	0	4,513	43,125	0	4,684	4,513	47,809	52,322	8,835	1983	6/30/1997	15 - 40 Yrs

Dallas — Park Central Area, TX (1)	5,645	1,497	12,722	(19)	937	1,478	13,659	15,137	3,715	1985	7/28/1994	15 - 40 Yrs

Dallas Regal Row, TX (4)	3,077	741	4,290	0	396	741	4,686	5,427	805	1969	7/28/1998	15 - 40 Yrs

Dallas — West End/Convention Center, TX (12)	0	1,953	16,989	0	1,945	1,953	18,934	20,887	2,890	1969	7/28/1998	15 - 40 Yrs

Houston — Greenway Plaza Area, TX (9)	6,308	3,398	29,578	0	585	3,398	30,163	33,561	4,870	1984	7/28/1998	15 - 40 Yrs

Houston — I-10 East, TX (4)	1,608	586	2,605	0	246	586	2,851	3,437	547	1969	7/28/1998	15 - 40 Yrs

Houston — I-10 East, TX (12)	1,895	478	3,564	0	3	478	3,567	4,045	809	1969	7/28/1998	15 - 40 Yrs

Houston — I-10 West & Hwy. 6 (Park 10 Area), TX (9)	0	3,037	26,431	4	1,297	3,041	27,728	30,769	4,079	1969	7/28/1998	15 - 40 Yrs

Houston — Intercontinental Airport, TX (2)	11,889	3,868	33,664	0	869	3,868	34,533	38,401	5,533	1971	7/28/1998	15 - 40 Yrs

Houston — Medical Center, TX (15)	7,493	2,270	19,757	0	2,428	2,270	22,185	24,455	3,687	1984	7/28/1998	15 - 40 Yrs

Houston — Near the Galleria, TX (10)	13,783	1,855	17,202	0	2,230	1,855	19,432	21,287	4,404	1968	7/28/1998	15 - 40 Yrs

Houston — Near the Galleria, TX (4)	3,972	465	4,047	0	1,617	465	5,664	6,129	983	1968	7/28/1998	15 - 40 Yrs

San Antonio — Downtown (Market Square), TX (2)	0	0	22,129	1	990	1	23,119	23,120	3,753	1968	7/28/1998	15 - 40 Yrs

FELCOR LODGING TRUST INCORPORATED
Schedule III — Real Estate and Accumulated Depreciation — (continued)
as of December 31, 2004
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period			Accumulated			Life Upon
			Buildings		Buildings		Buildings		Depreciation			Which
			and		and		and		Building and	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
San Antonio — International Airport, TX (9)	16,753	3,351	29,168	(196)	2,235	3,155	31,403	34,558	5,323	1981	7/28/1998	15 — 40 Yrs

Waco — I-35, TX (2)	0	574	4,994	0	164	574	5,158	5,732	815	1970	7/28/1998	15 — 40 Yrs

Burlington Hotel & Conference Center, VT (3)	19,652	3,136	27,283	(2)	730	3,134	28,013	31,147	4,966	1967	12/4/1997	15 — 40 Yrs

	$1,055,336	$283,599	$2,896,124	$36,033	$299,722	$319,632	$3,195,846	$3,515,478	$590,065

(1) Embassy Suites	(9) Holiday Inn Select	(17) Staybridge Suites
(2) Holiday Inn	(10) Courtyard by Marriott	(18) Crowne Plaza Suites
(3) Sheraton	(11) Sheraton Suites	(19) Harvey Hotel
(4) Fairfield Inn	(12) Hampton Inn	(20) Westin
(5) Doubletree Guest Suites	(13) Holiday Inn Express	(21) Harvey Suites
(6) Crowne Plaza	(14) Hilton Suites	(22) Hilton
(7) Doubletree	(15) Holiday Inn Hotel & Suites
(8) Independents	(16) Homewood Suites

	Year Ended December 31,
	2004	2003
Reconciliation of Land and building and Improvements	$3,776,887	$3,896,588
Balance at beginning of period
Additions during period:
Acquisitions	26,780	81,881
Improvements	20,431	30,942
Deductions during period:
Sale of properties	(300,529)	(83,083)
Hotels held for sale	(8,090)	(122,607)
Foreclosures	—	(26,834)

Balance at end of period before impairment charges	3,515,478	3,776,887

Cumulative impairment charges on real estate assets owned at end of period	(166,349)	(300,974)

Balance at end of period	$3,349,130	$3,475,913

Reconciliation of Accumulated Depreciation	$545,355	$466,833
Balance at beginning of period
Additions during period:
Depreciation for the period	87,561	107,261
Deductions during period:
Sale of properties	(42,851)	(28,739)

Balance at end of period	$590,065	$545,355